Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

(Seller)

and

SHERIDAN HOLDING COMPANY II, LLC

(Buyer)

Dated as of December 19, 2012

Execution Version

Annex 1	Index of Defined Terms

Exhibits and Schedules

Exhibit A-1	Leases
Exhibit A-2	Fee Property
Exhibit A-3	Applicable Contracts
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D	Form of Deed, Assignment, Bill of Sale and Conveyance
Exhibit E	Form of Seller’s Officer’s Certificate
Exhibit F	Form of Buyer’s Officer’s Certificate
Exhibit G	Ancillary Agreement
Exhibit H	Transition Agreement
Exhibit I	Gathering System Project

Schedule 1.2(e)	Excluded Assets
Schedule 1.2(f)	SandRidge Permian Trust Lands

Schedule 1.2(i)	Excluded Field Offices
Schedule 2.2(a)(viii)	Certain Capital Expenditures
Schedule 3.1(e)	Litigation
Schedule 3.1(f)	Taxes
Schedule 3.1(g)	Permits
Schedule 3.1(i)	Compliance with Law
Schedule 3.1(j)	Rights in Third Parties
Schedule 3.1(k)	Imbalances
Schedule 3.1(o)	Payout Balances
Schedule 3.1(p)	Outstanding Capital Commitments
Schedule 4.1(a)	Planned Operations
Schedule 4.1(b)	Planned Transactions
Schedule 4.2	Security Arrangements
Schedule 4.3	Employees
Schedule 8.2(a)(vii)	Andrews County Field Office Lease Terms
Schedule 12.3(b)	Buyer’s Hedges

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 19th day of December, 2012 (the “Execution Date”) between SandRidge Exploration and Production, LLC, a Delaware limited liability company (“Seller”), having an address of 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 and Sheridan Holding Company II, LLC, a Delaware limited liability company (“Buyer”), having an address of 9 Greenway Plaza, Suite 1300, Houston, Texas 77046. Buyer and Seller are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to the Properties (as defined in Section 1.1), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

PROPERTIES

Section 1.1 Agreement to Sell and Purchase. At the Closing (as defined in Section 8.1(b)) and effective as of the Effective Time (as defined in Section 1.3), subject to the terms and conditions of this Agreement, including the reservation and retention of the Excluded Assets (as described and defined in Section 1.2), Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept, all of Seller’s right and title to, and interest in the following assets and properties (other than any assets or properties that Seller does not own or hold as of the Closing pursuant to actions taken (or not taken) by Seller in compliance with Section 4.1) (collectively, the “Properties”, and each, individually, a “Property”):

(a) (i) the oil, gas and/or mineral leases described on Exhibit A-1, including any ratifications, extensions and amendments thereof, whether or not any such ratifications, extensions or amendments are described on Exhibit A-1, save and except for any portions thereof included in the Excluded Assets (the “Leases”) and (ii) the lands covered by the Leases, save and except for any portions thereof included in the Excluded Assets (the “Lands”), including any fee mineral interest, royalty interests, oil, gas and/or mineral leases, overriding royalties, production payments and net profits interests covering or arising out of the Lands (even though such interest may be incorrectly described in or omitted from Exhibit A-1, in each case, together with any and all leasehold interests and other rights, titles and interests of Seller in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);

(b) all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases, the Lands or the Unit Interests, including all of the wells described on Exhibit B (the “Wells”, and, together with the Lands, the Leases, the Wells and the Unit Interests, the “Subject Oil and Gas Interests”);

(c) the real property described on Exhibit A-2 (the “Fee Property”);

(d) all oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them) (the “Hydrocarbons”), in each case, produced from or attributable to the Subject Oil and Gas Interests from and after the Effective Time (the “Conveyed Hydrocarbons”) and all Stored Hydrocarbons (as defined in Section 2.2(a)(ii));

(e) to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all agreements and contracts (oral or written) to which Seller is a party or in which Seller otherwise holds an interest and (i) by which any of the assets and properties described in this Section 1.1 are bound or (ii) that primarily relate to the assets and properties described in this Section 1.1 or the operations with respect thereto, including farmin agreements, farmout agreements, operating agreements, Hydrocarbon purchase, sale, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, and those agreements described on Exhibit A-3 (all such contracts and agreements, the “Applicable Contracts”);

(f) to the extent assignable or transferable (i) all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property (the “Rights of Way”) and (ii) unless the assignment or transfer thereof would require the payment of a fee or other consideration to any person other than Seller (or any of its affiliates) that Buyer has not separately agreed in writing to pay, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any governmental agency that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property (the “Permits”);

(g) (i) all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases or the Lands or primarily used (or held for use) in connection with the use, ownership or operation of the Wells, including flow lines, pipelines, well pads, caissons, tank batteries, equipment inventory (other than any equipment inventory consumed in the ordinary course of business prior to the Closing), improvements and abandoned property, and (ii) all radio towers located on the Rights of Way (collectively, the “Tangible Property”);

(h) except to the extent the transfer or disclosure thereof would be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that

Buyer does not agree in writing to pay in connection therewith), all of the data (other than any geophysical or other seismic or related technical data excluded pursuant to Section 1.2(o)), files, records, maps and information, whether held in hard copy or electronic format, in Seller’s possession that are primarily related to any of the assets and properties described in this Section 1.1, including all land, title and contract files and operations, accounting, environmental, production and Tax records with respect to such properties and assets; provided, however, that with respect to any such files, records, maps and information that contain any data or information included in or relating to the Excluded Assets, Seller shall arrange, at Seller’s sole cost and expense, to have such data or information redacted therefrom, and Buyer shall thereafter be entitled to copies of, and the right to use, such files, records, maps and information (the “Records”);

(i) all Imbalances (as defined in Section 2.2(a)(vi)), regardless of whether attributable to periods on, before or after the Effective Time;

(j) all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes (as defined in Section 6.1(c)) attributable to any period from and after the Effective Time; and

(k) all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the assets and properties described in this Section 1.1 (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the Effective Time.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall reserve and retain, and Buyer shall have no interest or rights in, to or under, any asset or property which is not specifically described in Section 1.1, including, without limitation, the following properties and assets (such properties and assets, the “Excluded Assets”):

(a) all trade credits, accounts, receivables, instruments, general intangibles, and other proceeds, deposits, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time;

(b) all rights and interests of Seller (or any of its affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Properties prior to the Closing;

(c) all claims of Seller (or any of its affiliates) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Production Taxes attributable to any period of time prior to the Effective Time, (ii) Income Taxes (as defined in Section 6.1(b)) or (iii) any Taxes (as defined in Section 6.1(a)) attributable to the Excluded Assets;

(d) all of the Seller Marks (as defined in Section 9.4) and all of Seller’s proprietary computer software, patents, trade secrets, copyrights and other intellectual property;

(e) any items described on Schedule 1.2(e) and all Retained Properties (as defined in Section 5.3(c));

(f) all right, title and interest of Seller in the lands described on Schedule 1.2(f) and any and all real property and/or personal property located thereon or used or held for use in connection therewith, including, without limitation, all oil, gas and mineral interests and/or leasehold interests, all wells, and all Hydrocarbons produced therefrom and/or attributable thereto (collectively, the “Trust Properties”);

(g) all rights, titles and interests conveyed to Seller pursuant to (i) that certain Conveyance of Term Interest in Grantor’s Royalty and Bonus, from Alan Graves, as “Grantor,” to Seller, as “Grantee,” dated effective as of 12:01 a.m., July 1, 2012, and recorded in the Official Public Records of Loving County, Texas as Instrument Number 2012-1055, and (ii) that certain Conveyance of Term Interest in Grantor’s Royalty and Bonus, from Jane Wiggins, as “Grantor,” to Seller, as “Grantee,” dated effective as of 12:01 a.m., July 1, 2012, and recorded in the Official Public Records of Loving County, Texas as Instrument Number 2012-1056;

(h) other than as provided in Section 4.3, all vehicles, drilling rigs, computers and tools, whether owned or leased except for vehicles, computers and personal tools designated by Seller for use by any employee of Seller (or its affiliates) who accepts an offer of employment with Buyer as contemplated by Section 4.3; provided that Seller may remove any proprietary or licensed software or data from such equipment;

(i) the field offices located in Andrews County, Ector County and Midland County, Texas more particularly described on Schedule 1.2(i), along with any and all associated real or personal property;

(j) all contracts and agreements relating to swaps, futures and other similar derivative-based transactions;

(k) all master services agreements (including any purchase orders and work orders thereunder), field data collection agreements and similar contracts and agreements for the supply of services or products both to the Properties and to other properties, assets or businesses of Seller; provided, however, that Buyer shall be subrogated to all warranties made thereunder with respect to goods and services provided in connection with the operation of the Properties;

(l) all corporate, financial, Income Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its affiliates’) legal counsel other than title opinions related to the Properties) and other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s affiliates);

(m) all audit-related claims and audit-related obligations associated with the Properties by or against Seller related to periods of time prior to the Effective Time;

(n) all data and records relating to any sale of the Properties, including bids received from, and records of negotiations with, any person other than Buyer and any of its affiliates or representatives; and

(o) all geophysical and other seismic and related technical data and information (including interpretive data and information) owned or licensed by Seller (or any of its affiliates), to the extent such data is not transferable or is transferable only upon payment of a fee which Buyer has not separately agreed to pay.

Notwithstanding the foregoing, the Excluded Assets shall not include (and the Properties shall include) any claims, receivables, refunds, credits or other rights of Seller or its affiliates directly relating to any Assumed Liability.

Section 1.3 Effective Time. The purchase by Buyer and the sale by Seller of the Properties, as contemplated by this Agreement, shall be effective as of January 1, 2013, at 12:01 a.m. Central time (the “Effective Time”).

Section 1.4 Assumed Liabilities. Without limiting Buyer’s rights to indemnity under Article X, and Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article V, and excluding any Liabilities (as defined in Section 10.1) for which Seller is required to indemnify Buyer pursuant to Article X and any Liabilities with respect to which a Purchase Price adjustment is made pursuant to Section 2.2, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, the Properties, regardless of whether such Liabilities are deemed to have arisen or accrued or are attributable to periods prior to, on or after the Effective Time (all such Liabilities, the “Assumed Liabilities”).

ARTICLE II

PURCHASE PRICE

Section 2.1 Purchase Price; Escrow Amount.

(a) The aggregate purchase price for the sale and conveyance of the Properties to Buyer shall be two billion, six hundred million dollars ($2,600,000,000), payable via direct bank deposit or wire transfer of immediately available United States dollars (the “Purchase Price”), subject to adjustment in accordance with the provisions of Section 2.2.

(b) Buyer shall use commercially reasonable efforts to tender, on or before December 21, 2012, and in any event shall tender, on or before December 24, 2012, to Wells Fargo Bank, N.A. (the “Escrow Agent”) by wire transfer of immediately available funds an amount equal to two hundred fifty-five million dollars ($255,000,000) (such amount being herein called the “Escrow Amount”) to be held by the Escrow Agent pursuant to an escrow agreement, dated as of the date the Escrow Amount is deposited, by and among Seller, Buyer, and the Escrow Agent in substantially the form distributed to the Parties prior to the Execution Date (the “Escrow Agreement”). The Escrow Amount shall be non-refundable (except as provided in Sections 12.3(b) and (c)). If the Closing occurs, the Escrow Amount (including any accrued interest) shall be applied toward the Purchase Price at the Closing, as set forth in Article VIII and the Parties shall jointly instruct the Escrow Agent to release the Escrow Amount to Seller. If this Agreement is terminated prior to the Closing, then the Escrow Amount (including any accrued interest) shall be released to Buyer or Seller in accordance with Article XII.

Section 2.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following (without duplication of any amounts):

(i) the amount of all costs and expenses (including rentals, royalties, Taxes (other than Income Taxes), utilities, water and sewer charges, capital expenditures, lease operating expenses and other items pre-paid by Seller), paid by or on behalf of Seller (and not deducted or netted from the proceeds described in Section 2.2(b)(i)) with respect to the Properties and attributable to any period of time from and after the Effective Time (whether paid before or after the Effective Time) in accordance with generally accepted accounting principles other than costs incurred to complete and equip the Well identified on Schedule 4.1(a), which costs shall be borne by Seller;

(ii) an amount equal to the value (determined using the price received for January 2013 sales from the applicable Property less all applicable deductions) of all Hydrocarbons existing in stock tanks above the tap as of the Effective Time (any such Hydrocarbons, the “Stored Hydrocarbons”), less applicable Production Taxes, royalty and other burdens payable on such Hydrocarbons as of the Effective Time, to be based on gauge reports to the extent available or on alternative methods to be agreed upon by the Parties;

(iii) subject to the Title Threshold and the Title Deductible, an amount equal to the aggregate of the Title Benefit Amounts with respect to any Title Benefits asserted by Seller pursuant to Section 5.4(a);

(iv) if such aggregate amount is positive, an amount equal to the aggregate of all TD Purchase Price Adjustment Amounts, ED Purchase Price Adjustment Amounts and RC Purchase Price Adjustment Amounts, determined in accordance with Sections 5.4(c), 5.6(c) and 5.10(c), respectively;

(v) an amount equal to all Production Taxes (not deducted or netted from the proceeds described in Section 2.2(b)(i)) attributable to the Properties from and after the Effective Time that are unpaid as of the Closing and that are subsequently paid by Seller, which amount shall, where possible, be computed based upon the Production Tax rates and values applicable to the taxable period in question (or if unavailable, the Production Tax rate and values applicable to the immediately preceding taxable period);

(vi) an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties, in the aggregate, being underproduced or from Seller, in the aggregate, having overdelivered Hydrocarbons from the Properties, in each case, prior to the Effective Time times $3.00 per MMBtu. As used herein, the term “Imbalance” means over-production or under-production or over-deliveries or under-deliveries, as applicable, on account of any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller;

(vii) for the period of time from the Effective Time until Closing, monthly overhead for each producing Well for which Seller is the operator, calculated by multiplying the product of Seller’s working interest in such Well by the producing well monthly overhead rate; provided, however, if no operating agreement applies, the producing well monthly overhead rate shall be one thousand dollars ($1,000) per month;

(viii) any capital expenditures incurred by Seller with respect to completing and equipping (and, in the case of the Parker Estate Section 20 Well, drilling) the Wells listed on Schedule 2.2(a)(viii), whether attributable to periods before or after the Effective Time; and

(ix) any other amount mutually agreed upon by Seller and Buyer or as otherwise provided herein.

(b) The Purchase Price shall be adjusted downward by the following (without duplication of any amounts):

(i) the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Seller (or any of its affiliates) as royalties, overriding royalties, and similar burdens on production, and Production Taxes) received by Seller and derived from the sale of any of the Conveyed Hydrocarbons or Stored Hydrocarbons and any other revenues received by Seller attributable to the ownership or operation of the Properties from and after the Effective Time;

(ii) the amount of all unpaid costs and expenses (including rentals, Taxes (other than Income Taxes), utilities, water and sewer charges, capital expenditures, lease operating expenses, deposits (but only to the extent that such deposits will not be returned to Buyer after the Closing) or other items) with respect to the Properties and attributable to periods prior to the Effective Time and that are subsequently paid by or on behalf of Buyer;

(iii) an amount equal to all Production Taxes attributable to the Properties prior to the Effective Time that are unpaid as of the Closing and that are subsequently paid by Buyer;

(iv) an amount equal to the sum of the Allocated Value of each Retained Property (as defined in Section 5.3(c)) with respect to which a reduction of the Purchase Price is permitted pursuant to Article V;

(v) if such aggregate amount is negative, an amount equal to the aggregate of all TD Purchase Price Adjustment Amounts, ED Purchase Price Adjustment Amounts and RC Purchase Price Adjustment Amounts, determined in accordance with Sections 5.4(c), 5.6(c) and 5.10(c), respectively;

(vi) an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties, in the aggregate, being overproduced or from Seller, in the aggregate, having underdelivered Hydrocarbons from the Properties, in each case, prior to the Effective Time times $3.00 per MMBtu; and

(vii) any other amount mutually agreed upon by Seller and Buyer or as otherwise provided herein.

Section 2.3 Allocated Values.

(a) For purposes of this Agreement, with respect to each Listed Interest, the term “Allocated Value” means the amount of the Purchase Price allocated to that Listed Interest as set forth on Exhibit C under the column “Allocated Value”. Seller and Buyer agree and stipulate that the Allocated Values set forth on Exhibit C have been established for use where appropriate, including for Seller to provide any required preferential purchase right notifications and in calculating adjustments to the Purchase Price as provided herein. Any adjustments to the Purchase Price (other than those made pursuant to Sections 2.2(a)(iii), 2.2(a)(iv), 2.2(b)(iv) and 2.2(b)(v), which shall be applied to the Listed Interests with respect to which such adjustments relate) shall be applied on a pro-rata basis to the amounts set forth on Exhibit C.

(b) For purposes of all federal, state and local Tax Returns (as defined in Section 6.1(f)), including Internal Revenue Service Form 8594 filed under section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”) regulations thereunder, Seller and Buyer agree that (i) the Purchase Price, as adjusted, and any liabilities assumed by Buyer under this Agreement shall be allocated among the Properties consistent with the Properties’ respective Allocated Values and (ii) neither Seller nor Buyer nor their respective affiliates shall take positions inconsistent with such Allocated Values in any audit or other proceedings with respect to any Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Seller. As used in this Section 3.1, the term “Seller’s Knowledge” means the actual knowledge of those persons within Seller’s organization with the following titles: “Director of Land-Permian Basin,” “Vice President, Operations,” “Director, Marketing,” “Vice President, Environmental, Health and Safety,” “Vice President, Tax,” “Vice President, Accounting Operations” and “Office of General Counsel.” Seller represents and warrants to Buyer that as of the Execution Date and as of the Closing Date:

(a) Organization and Good Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in Texas and New Mexico.

(b) Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Seller.

(c) Enforceability. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) the articles of incorporation, bylaws or governing documents of Seller; (ii)

any material provision of any agreement or instrument to which Seller is a party or by which it, or the Properties, is bound, except: (A) the preferential rights to purchase all or any portion of the Property that are set forth on Schedule 3.1(j); (B) any required consents to transfer (including those set forth on Schedule 3.1(j)); or (C) any other third-party approvals or consents necessary with respect to the transactions contemplated herein; or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to Seller or any Property.

(d) Brokers’ Fees. Seller has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will have any liability.

(e) Litigation. Except as set out on Schedule 3.1(e), (i) there is no action, suit or other legal proceeding pending against Seller with respect to the Properties before any court, governmental authority or arbitrator, and (ii) Seller has not received written notice of any action, suit or other legal proceeding that has been threatened or is pending against Seller with respect to the Properties before any court, governmental authority or arbitrator, and (iii) there exist no unsatisfied judgments that would result in impairment or loss of Seller’s interest in any part of the Properties.

(f) Taxes. Except as set out on Schedule 3.1(f), (i) all material Tax Returns relating to the Properties that are required to be filed by Seller or any affiliate of Seller have been timely filed, (ii) all Taxes shown as due on such Tax Returns have been paid or provided for, except those being contested in good faith, (iii) there are no material Tax liens (other than Permitted Encumbrances (as defined in Section 5.3(b)) on any of the Properties, (iv) there is no claim pending or threatened in writing by any taxing authority in connection with any Tax related to the Properties, (v) none of the Properties is an interest in a partnership for U.S. federal income tax purposes, (vi) to Seller’s Knowledge, no written claim has been received by Seller from an authority in a jurisdiction where neither Seller nor any of its affiliates file Tax Returns relating to the Properties that Seller is or may be subject to taxation in that jurisdiction as a result of holding the Properties, (vii) none of the Properties is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (viii) with respect to any Tax that could result in a lien or other claim against any of the Properties or Buyer or its affiliates, (A) Seller has not entered into any agreement or arrangement with any Tax authority that requires Seller to take any action or to refrain from taking any action, (B) Seller is not a party to any agreement with any Tax authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement, (C) there is not in force any extension of time with respect to the due date for the filing of any Tax Return relating to the Properties (other than any Tax Return related to any Income Tax) of or with respect to Seller or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Seller and no request for any such waiver is pending, and (D) Seller is not a party to or bound by any allocation, sharing or indemnity agreements or arrangements, and (ix) neither Seller nor Seller’s owner for tax purposes is a “foreign person” within the meaning of Section 1445 of the Code, and Seller is an entity that is disregarded as separate from SandRidge Holdings, Inc., a Delaware corporation (“SandRidge Holdings”), within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

(g) Permits. Except as set out on Schedule 3.1(g), (i) Seller has obtained all federal, state and local governmental licenses, permits, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications that are required for its ownership and operation of the Properties (the “Governmental Authorizations”), (ii) Seller has not received any written notice of and to Seller’s Knowledge there is no violation with respect to any of the Permits that has not been (or will not be prior to Closing) corrected or settled and (iii) Seller has not received written notice of any proceeding that has been threatened or is pending that might result in the modification, revocation, termination or suspension of any Permit.

(h) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or threatened against Seller.

(i) Compliance with Law. Except as set out on Schedule 3.1(i), (i) Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state or local government or any other governmental authority, or any judgment, decree or order of any court (collectively, “Laws”), in each case, that is applicable to the Properties or operations on the Properties and that has not been (or will not be prior to Closing) corrected or settled and (ii) to Seller’s Knowledge, the Properties have at all times when owned by Seller been owned and operated in material compliance with all applicable Laws. This Section 3.1(i) does not relate in any way to the existence or status of any Permits, it being understood and agreed that such matters are covered by and dealt with exclusively in Section 3.1(g).

(j) Rights in Third Parties.

(i) Except as set out on Schedule 3.1(j), there are no preferential rights to purchase that are applicable in connection with the transactions contemplated hereby.

(ii) Except as set out on Schedule 3.1(j) and for the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), there are no required consents to assign (other than consents from federal and state governments and similar authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement) that are applicable in connection with the transactions contemplated hereby.

(k) Imbalances. Schedule 3.1(k) sets out all Imbalances associated with the Properties as of the Execution Date.

(l) Hydrocarbon Sales. Except as set forth on Exhibit A-3 and to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, Seller is not obligated by virtue of (i) any prepayment arrangement under any contract or agreement for the sale of Hydrocarbons that contains a “take or pay provision”, (ii) a production payment or (iii) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.

(m) Condemnation. As of the Execution Date, Seller has not received any written notice of any pending or threatened, and there is no actual taking (whether permanent, temporary, whole or partial) of any portion of the Properties by reason of, condemnation or the threat of condemnation.

(n) Applicable Contracts. Except as set forth on Exhibit A-3, to Seller’s Knowledge, there are no (A) contracts for the purchase, sale or exchange of Hydrocarbons that are not cancelable by Seller without penalty or other material payment on not more than thirty (30) days prior notice, (B) contracts for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons, (C) purchase agreements, farmin or farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements or similar agreements, (D) partnership agreements, joint venture agreements or similar agreements, (E) operating agreements, unit agreements or unit operating agreements, or (F) contracts that can reasonably be expected to result in aggregate receipts or payments by Seller (and its affiliates) of more than five hundred thousand dollars ($500,000) (net to the interest of Seller) during the current or any subsequent fiscal year of Seller, in each case, that will be binding on Buyer or encumber or bind any of the Properties after the Closing. Seller has made available to Buyer true, correct and complete copies of the Applicable Contracts listed on Exhibit A-3 and all amendments thereto. To Seller’s Knowledge, each Applicable Contract is in full force and effect and enforceable against the other parties thereto in all material respects. Seller is not in any default in any material respect under any of the Applicable Contracts and to Seller’s Knowledge, no other party to any such Applicable Contract is in default thereunder.

(o) Payout Balances. To Seller’s Knowledge, Schedule 3.1(o) contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for each Well that is operated by Seller and that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

(p) Outstanding Capital Commitments. As of the Execution Date, there are no outstanding commitments to make capital expenditures that are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the Buyer after Closing in excess of five hundred thousand dollars ($500,000), other than those set forth on Schedule 2.2(a)(viii) or Schedule 3.1(p).

(q) Royalties. Other than any third party funds held in suspense by Seller, to Seller’s Knowledge, all royalties, overriding royalties, and similar burdens on production due with respect to Seller’s interest in the Properties or Hydrocarbons produced therefrom have been paid in full in accordance with all applicable contracts, Laws, leases and other obligations.

Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that as of the Execution Date and as of the Closing Date:

(a) Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in Texas and New Mexico.

(b) Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Buyer.

(c) Enforceability. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement, will violate, or be in conflict with (i) the articles of incorporation, bylaws or governing documents of Buyer, (ii) any provision of any agreement or instrument to which Buyer is a party or by which it (or any of its properties) is bound or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer (or any of its properties).

(d) Environmental Condition. Buyer agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances, and that the Properties may be contaminated with a variety of harmful substances. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties may contain wells, sumps landfills, pits, ponds, tanks impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property. In addition Buyer acknowledges that some oil field production equipment may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other deleterious substances from the Properties where they may be found. Buyer represents that, prior to the Closing, it will, and as of the Closing, it has, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation, and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Properties, on the express representations and warranties of Seller in Section 3.1, on the express terms and conditions of this Agreement, and on the special warranty of title contained in the Assignment.

(e) Independent Valuation. Buyer acknowledges and agrees that (i) it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and (ii) it is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties and that in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, except to the extent of Seller’s express representations and warranties in Section 3.1, the special warranty of title contained in the Assignment and the other terms and conditions of this Agreement, it has relied on its own independent investigation, review and analysis of the Properties, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors. In entering into this Agreement, Buyer further acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives, consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except specific representations and warranties of Seller set forth in Section 3.1, the special warranty of title contained in the Assignment and the other terms and conditions of this Agreement). Buyer hereby acknowledges and agrees that, other than the express representations and warranties of Seller set forth in Section 3.1 and the special warranty of title set forth in the Assignment, none of Seller, any of its affiliates, or any of its or their representatives, consultants or advisors make or have made any representation or warranty, express, statutory or implied, at law or in equity, with respect to the Properties, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Properties. As of the Execution Date, Buyer has no knowledge of any breach of any representation, warranty or covenant of Seller set forth herein.

(f) Security Laws. Buyer is acquiring the Properties for its (and its affiliates) own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (as amended, and together the rules and regulations pertaining thereto, the “Securities Act”) or a distribution thereof in violation of any other applicable securities Laws.

(g) Funds.

(i) Buyer has delivered to Seller a correct and complete copy of an executed commitment letter dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter”) from the financial institutions from time to time party thereto (including any affiliates thereof, the “Debt Providers”) pursuant to which, and subject to the terms and conditions therein, the Debt Providers have committed to provide or cause to be provided the debt financing in the amounts set forth therein (collectively, the “Debt Financing”).

(ii) As of the date hereof, the Debt Commitment Letter has not been amended or modified in any respect, and none of the obligations and commitments contained in such letter have been withdrawn or rescinded in any respect. Sheridan Investment Partners II, L.P., Sheridan Production Partners II-A, L.P. and Sheridan Production Partners II-M, L.P. (collectively, the “Financing Affiliates” and each, a “Financing Affiliate”) have fully paid or have caused to be fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net cash proceeds contemplated by the Debt Commitment Letter and equity contributions expected from the investors in certain affiliates of Buyer will, together with available cash of Buyer and its affiliates, in the aggregate be sufficient for Buyer to pay the Purchase Price and for the Financing Affiliates to pay all fees, costs and expenses required to be paid in connection with the Debt Financing (collectively, the “Required Amount”). Buyer believes that each of the Financing Affiliates will be able to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter and that the Debt Financing will be made available on or prior to the Closing Date.

(iii) The Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of each of the Financing Affiliates and, to the knowledge of Buyer, the other parties thereto, except as such enforceability may be (A) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (B) subject to general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Financing Affiliate or, to the knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter. As of the date of this Agreement, neither Buyer nor any Financing Affiliate is aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause any of the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions precedent set forth therein not to be met. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to each of the Financing Affiliates on the terms therein, and there are no other conditions related to the funding of the full amount of the Debt Financing. There are no side letters or other contracts, arrangements or understandings to which Buyer or any of its subsidiaries or the Financing Affiliates are a party related to the funding of the full amount of the Debt Financing (other than the Debt Commitment Letter), except for any customary fee, fee credit and engagement letters (in each case, which shall not reduce, or contemplate the reduction of, the full amount of the Debt Financing). Except as set forth in the Debt Commitment Letter, there are no contingencies that would permit the Debt Providers to reduce the total amount of the Debt Financing. Buyer has taken all actions required to cause the Debt Commitment Letters to be effective.

(iv) Concurrently with the execution of this Agreement, Buyer has delivered to Seller Guaranty Agreements from each of Sheridan Production Partners II-A, L.P., Sheridan Production Partners II-M, L.P., and Sheridan Production Partners II-B, L.P. (collectively, the “Guaranties”). The Guaranties are legal, valid, binding and in full force and effect, and no event has occurred that would reasonably be expected to result in a breach of, or a default under, the Guaranties.

(v) In no event shall the receipt or availability of any funds or financing (including for the avoidance of doubt, the Debt Financing) by Buyer or any of its affiliates, including the Financing Affiliates, be a condition to any of Buyer’s obligations hereunder.

(h) Brokers’ Fees. Buyer has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.

(i) Litigation. No suit, action or other proceeding has been threatened or is pending against Buyer before any court, governmental authority or arbitrator and there exist no unsatisfied judgments, any of which might result in Buyer’s inability to consummate the transactions contemplated hereby.

(j) Governmental Authorizations. At the Closing, Buyer or its affiliated operating company will have all governmental licenses, authorizations, consents and approvals required for the ownership and operation of the Properties, other than governmental approvals customarily obtained following the consummation of transactions substantially similar to the transactions contemplated hereby.

Section 3.3 Survival of Representations and Warranties.

(a) Other than the representations and warranties made by Seller in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(f) and 3.1(h), each of which shall survive the Closing until the end of the statute of limitations applicable thereto (the “SOL Survival Period”) (with the exception of Section 3.1(f)(ix), which shall not survive the Closing) and thereafter be of no force or effect, the representations and warranties made by Seller in Section 3.1 shall survive the Closing for a period of six (6) months (the “6 Month Survival Period”) and thereafter shall be of no force or effect. Any claim for any breach of any representation and warranty made by Seller in Section 3.1 must be brought on or prior to the end of the Survival Period. As used herein with respect to any representation and warranty made by Seller in Section 3.1, the term “Survival Period” refers to the SOL Survival Period or the 6 Month Survival Period, whichever is applicable to such representation and warranty.

(b) All representations and warranties made by Buyer in Section 3.2 shall survive the Closing indefinitely.

(c) All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. Except for the special warranty of title made by Seller in the Assignment, the Parties have made no representations or warranties other than those expressly set forth in this Agreement.

Section 3.4 Waiver of Representations and Warranties. The express representations and warranties of Seller contained in this Article III and the special warranty of title contained in the Assignment, are exclusive and are in lieu of, and Seller expressly disclaims and negates and Buyer hereby waives, any representation or warranty, express, statutory, implied, or otherwise, including with respect to: (a) the quality, accuracy, completeness or materiality of the data, information and materials furnished (whether electronically, orally, by video, in writing, in any data room or by any other medium) at any time to Buyer, its officers, agents, employees and affiliates in connection with Buyer’s investigation of the Properties and Assumed Liabilities and the transactions contemplated hereby (including with respect to title, costs, expenses, revenues, accounts receivable and accounts payable associated with the Properties, the financial viability or productivity of the Properties, the environmental or physical condition of the Properties and federal, state, local or tribal income or other Tax consequences associated with the Properties); (b) title; (c) the quality, quantity or volume of the reserves, if any, of the Hydrocarbons in or under the Properties, both surface and subsurface; (d) compliance with applicable Laws (including Environmental Laws); (e) the environmental condition of the Properties; (f) absence of defects (latent or patent), safety and state of repair; (g) any rights of Buyer and/or its affiliates under applicable Laws to claim diminution of consideration or return of the Purchase Price; (h) any warranty of freedom from patent, copyright or trademark infringement; and (i) production rates, recompletion opportunities, decline rates and gas balancing information. Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or of conformity to models or samples of materials. Except for the special warranty of title set forth in the Assignment, at the Closing, the Properties are sold, and Buyer accepts the Properties “AS IS, WHERE IS AND WITH ALL FAULTS”. Except for the special warranty of title set forth in the Assignment and for the representations and warranties expressly made by Seller in any certificate delivered by it to Buyer at Closing pursuant to Section 8.2(b)(ii) and Buyer’s rights to any indemnity for a breach thereof at Closing, there are no representations or warranties that extend beyond the face of this Agreement as provided in (and subject to the terms and conditions of) Article X.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business. From and after the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with Article XII (the “Interim Period”), except as expressly provided in this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, to the extent reasonably within Seller’s control:

(a) cause the Properties to be maintained and operated in a manner consistent with the manner of maintenance and operations prior to the Execution Date, provided, that Seller shall not be obligated to complete, recomplete, rework, plug or abandon any of the Wells or drill any additional wells; provided, further, that Seller agrees to use commercially reasonable efforts to timely complete and equip the Wells identified on Schedule 2.2(a)(viii) (other than with respect to the Parker Estate Section 20 Well identified on Schedule 2.2(a)(viii), which Well Seller will drill, complete and equip with a spud date no later than February 20, 2013) and Schedule 4.1(a) in a manner consistent with prudent operating standards and further agrees to continue ordinary course well repair with respect to the Properties subject to criteria to be established by Buyer (which criteria shall not create substantial work above and beyond the well repair work that would have been required under Seller’s criteria prior to the Execution Date);

(b) except for the transactions described on Schedule 4.1(b), refrain from taking any action to sell, transfer, farmout, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Properties, other than any encumbrances of the foregoing type that would be Permitted Encumbrances and dispositions of the Conveyed Hydrocarbons that are produced from the Properties in the course of normal operations or the ordinary course of Seller’s business;

(c) maintain insurance coverage on the Properties presently furnished by third parties that are not affiliates of Seller in the amounts and of the types presently in force (if any);

(d) except as permitted by Sections 4.1(a) and 4.1(b), refrain from entering into any transaction, the effect of which would be to cause Seller’s net revenue interest with respect to the production of Hydrocarbons from any Listed Interest within the Productive Depths to be less than, or Seller’s working interest with respect to the production of Hydrocarbons from any Listed Interest within the Productive Depths to be more than, that shown in Exhibit C for such Listed Interest. For the purposes of this Agreement, “Productive Depths” means, with respect to any Well, the depths of the existing perforations at which such Well is currently producing Hydrocarbons, and with respect to any Drilling Location, the formations identified on Exhibit C for such Drilling Location;

(e) except for (i) emergencies, or (ii) operations contemplated on Schedule 2.2(a)(viii) or Schedule 3.1(p), not enter into any contract or commitment or assume or incur any obligation with respect to the Properties’ normal operations involving expenditures in excess of five hundred thousand dollars ($500,000);

(f) except as may be required to deliver the Seller Deliverables described in Section 8.2(b)(iii), not relinquish voluntarily its position as operator with respect to any Property;

(g) pay, as they become due, all expenses related to the Properties, as would be paid by a reasonably prudent lessee or operator;

(h) notify Buyer of any election that Seller is required to make under any Applicable Contract, specifying the nature and time period associated with such election, and make its election in accordance with Buyer’s written instructions; provided, that, if Buyer does not respond to Seller within sufficient time to enable Seller to timely make such election, then Seller shall make such election as would a reasonably prudent lessee or operator; and

(i) notify Buyer, in a timely manner, of any Lease expirations or continuous drilling or operations obligations of which Seller is aware that would result in any termination or expiration of any interest in the Properties prior to the Closing Date and, if requested by Buyer, provide reasonable assistance with respect to efforts to extend any such Leases or undertake operations requested by Buyer, at Buyer’s sole expense, intended to satisfy any continuous drilling or operations requirement;

provided, however, that, notwithstanding the foregoing, Buyer acknowledges and agrees that any acts or omissions of the other working interest owners (and operators) of the Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section 4.1.

Seller further agrees to cooperate with Buyer in good faith, including through the provision of such data and other information as reasonably requested by Buyer, to allow Buyer to assume physical operation of the Properties on the Closing Date and to assume responsibility for the Services (as defined in the Transition Agreement) as soon as practicable on or after the Closing Date.

Section 4.2 Bonds and Other Credit Support. Buyer acknowledges that various bonds, letters of credit, guarantees and/or cash deposits (collectively, “Security Arrangements”) have been provided by Seller and/or its affiliates to secure the payment and performance of obligations related to the Properties, including those set forth on Schedule 4.2. To the extent Seller and/or any of its affiliates has any obligations pursuant to any such Security Arrangement or has any property that secures the repayment of any amounts advanced pursuant to any such Security Arrangement (collectively, the “Seller Obligations”), Buyer shall take such actions, during the Interim Period, as are necessary to cause the Seller Obligations arising under the Security Arrangements set forth on Schedule 4.2 (and such Security Arrangements) to be released and terminated concurrent with the Closing. As to those Security Arrangements not listed on Schedule 4.2, Buyer shall take such actions as are necessary to cause the Seller Obligations arising under such Security Arrangements (and such Security Arrangements) to be released and terminated within thirty (30) days following Seller’s notifying Buyer (or if earlier, Buyer’s otherwise becoming aware) of such Security Arrangement, and Buyer shall reimburse Seller, within ten (10) days following Seller’s demand therefor, the aggregate amount of any Seller Obligations that are paid or performed by Seller under such Security Arrangements following the Closing.

Section 4.3 No Solicitation of Seller Employees. Except with respect to the persons set forth on Schedule 4.3 (the “Available Personnel”), from and after the Execution Date until one (1) year after the Closing, Buyer shall not, and shall cause its affiliates not to, directly or indirectly, solicit in any manner for employment or hire any employee of Seller or any affiliate of Seller, without Seller’s prior written consent; provided, however, that the foregoing restriction shall not apply to the hiring of any person who (a) responds to any general solicitation that consists of advertising in the media or (b) contacts Buyer (or any of its affiliates) on his own initiative. If, prior to Closing, Buyer has made an offer of employment to any person included in the Available Personnel and such person has accepted such offer, then, at Closing, Seller shall transfer to Buyer any Seller-issued vehicle, computer and personal tools which Seller has designated for such person’s use as an employee of Seller, provided that Seller may remove any proprietary or licensed software or data from such equipment to be transferred. From and after Closing, Buyer and Seller shall cooperate in good faith with respect to employee matters relating to the Available Personnel with the intent that any applicable members of the Available Personnel who have been offered, and have accepted, employment with Buyer will transition to Buyer’s employ on the Closing Date.

Section 4.4 Reports. Seller and Buyer agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local governmental authorities that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5 Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to closing set forth in Article XII to be satisfied and to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental body, agency or other official authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 4.6 HSR Act.

(a) Each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement, shall request early termination thereof, and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer shall pay the filing fees relating to any filings made pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

(b) Each of Buyer and Seller shall furnish the other Party with such information and reasonable assistance as such other Party may reasonably request in connection with its preparation of any filings under the HSR Act; provided, however, that if any applicable Law would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party’s counsel.

(c) Each of Buyer and Seller shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any judgment, order, decree, ruling or injunction that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement. Furthermore, if any governmental authority shall have issued any judgment, order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, preventing or delaying the consummation of the transactions contemplated by this Agreement, each of Buyer and Seller shall use its commercially reasonable efforts to have such judgment, order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

(d) Buyer and Seller shall promptly notify each other of any communication concerning this Agreement or the transactions contemplated by this Agreement from any governmental authority and, subject to applicable Law, permit the other Party to review in advance any proposed communication to any governmental authority concerning this Agreement or the transactions contemplated by this Agreement. In addition, Buyer and Seller shall not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filing, investigation or another inquiry concerning this Agreement or the transactions contemplated by this Agreement, or enter into any agreements with any governmental authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such governmental authority, gives the other Party the opportunity to attend and participate thereat. Buyer and Seller shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental authorities or members of their respective staffs, on the other hand, relating to this Agreement or the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Buyer or Seller, or any of their respective affiliates, without its written consent, to sell, license, dispose of, hold separate or operate in any specified manner any assets or businesses of Buyer or Seller (or to require Buyer or Seller or any of their respective affiliates to agree to any of the foregoing). The obligations of each Party under this Section 4.6 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 4.6.

Section 4.7 Financing.

(a) Buyer shall use commercially reasonable efforts to, and shall cause its Financing Affiliates to use commercially reasonable efforts to, take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided, that the Financing Affiliates may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as the addition of such additional parties would not reasonably be expected to materially delay or prevent the Closing or (ii) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Buyer, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement). Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter without the prior written consent of Sellers if such amendment, supplement, modification or waiver:

(i) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters in effect on the date hereof unless the Debt Financing is increased by such amount) to an amount which, together with available equity, is less than required for Buyer to be able to consummate the Closing on the Closing Date;

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in the case of clause (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Closing on the Closing Date; or

(iii) would otherwise materially adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or otherwise to timely consummate the transactions contemplated by this Agreement.

Buyer shall promptly deliver to Seller copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Debt Financing,” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 4.7(a) or 4.7(c) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 4.7(a) or 4.7(c).

(b) Buyer shall use commercially reasonable efforts to:

(i) maintain in effect the Debt Commitment Letter;

(ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Buyer, as to conditionality, than the terms and conditions in the Debt Commitment Letter; provided, that in no event shall any such definitive agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to prevent or materially delay the Closing;

(iii) satisfy (or, if deemed advisable by Buyer, seek the waiver of) on a timely basis all conditions applicable to Buyer that are within its control as set forth in the Debt Commitment Letter and to comply with all of its material obligations pursuant to the Debt Commitment Letter;

(iv) upon satisfaction of such conditions, cause the funding of the Debt Financing at or prior to Closing;

(v) enforce all of its rights under the Debt Commitment Letter (provided that Buyer shall not be obligated to institute litigation in respect thereof); provided that all of the conditions to Buyer’s obligations under Section 7.2 (except those to be satisfied at the Closing) have been satisfied or waived; and

(vi) give Seller prompt notice of any material breach by any party to the Debt Commitment Letter of which Buyer has become aware or any termination of the Debt Commitment Letter. Without limiting the foregoing, Buyer agrees to notify Seller promptly if at any time Debt Provider notifies Buyer that such Debt Provider no longer intends to provide financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 4.7(b) shall require, and in no event shall the commercially reasonable efforts of Buyer be deemed or construed to require, Buyer or any Affiliate thereof to pay any material fees in excess of those contemplated by the Debt Commitment Letter (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall promptly notify Seller in writing and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Buyer in any material respect as those contained in the Debt Commitment Letter and in an amount sufficient to fund the Required Amount (the “Alternate Financing”) and, if obtained, will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Commitment Letter originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) no less favorable in any material respect to Buyer than those included in the Debt Commitment Letter (an “Alternate Debt Commitment Letter”). Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by complying with its obligations under clause (b) above as though the references therein to Debt Commitment Letter and Debt Financing were instead references to the Alternate Financing and the Alternate Debt Commitment Letter.

For the avoidance of doubt, in the event that (i) all or any portion of the Debt Financing contemplated to be raised under the Debt Commitment Letter has not been consummated and (ii) the conditions set forth in Article VII have been satisfied or waived (and which are, to the extent not satisfied or waived, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and (iii) all of the conditions set forth in the Debt Commitment Letter have been satisfied or waived (other than those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction of those conditions), Buyer shall use commercially reasonable efforts to cause the proceeds of the facility contemplated by the Debt Commitment Letter to be used to cause the Closing to occur in accordance with the terms and conditions hereunder.

Section 4.8 Gathering System. The Parties acknowledge that, as of the Execution Date, (i) there is a common system that gathers oil, gas and water produced from the Trust Properties and that portion of the Properties included in the Fuhrman-Mascho Unit (the “Common Gathering System”), and (ii) Seller, at its sole cost and expense, is in the process of performing the work described on Exhibit I attached hereto so that the Common Gathering System will be segregated into (a) a separate system that will serve the Properties and be included in the Properties, and (b) a separate system that will serve the Trust Properties and not be included in the Properties (collectively, the “Gathering System Project”), completion of which may extend beyond the Closing Date. Seller agrees to diligently pursue completion of the Gathering System Project. Until the Gathering System Project becomes operational, the Parties agree that Seller will continue to allocate production of oil, gas and water from the wells using the Common Gathering System in accordance with Seller’s monthly production well allocation methodology in effect at the Effective Time.

ARTICLE V

EXAMINATION OF TITLE AND PROPERTIES

Section 5.1 Access.

(a) From and after the Execution Date, until 5:00 p.m. Central time on February 19, 2013 (the “Defect Deadline”), Seller shall give Buyer (and any of its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants or other designated representatives (collectively, “Buyer’s Representatives”)) reasonable access to the Properties (including the Records) in Seller’s possession, solely for the purpose of Buyer’s due diligence investigation of the Properties, but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and only to the extent that Seller has the authority to grant such access without breaching any obligation or restriction binding on Seller (or any of its affiliates). Such access by Buyer shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Properties.

(b) Buyer acknowledges that the permission of the operator (if other than Seller) or another third person may be required before Buyer will be able to inspect portions of the Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use commercially reasonable efforts to obtain such permission for Buyer upon Buyer’s request. All inspections pursuant to this Section 5.1 shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any such investigation done by Buyer or any of Buyer’s Representatives shall result from Buyer’s own independent review and judgment. Buyer agrees to comply with (and to cause Buyer’s Representatives to comply with) the rules, regulations and instructions issued by Seller or any operator of the Properties regarding the actions of Buyer (and Buyer’s Representatives) in conducting any inspection pursuant to this Section 5.1.

Section 5.2 Environmental Property Inspection.

(a) From and after the Execution Date, until the Defect Deadline, Seller shall permit Buyer and Buyer’s Representatives, at Buyer’s sole risk, cost and expense, reasonable access to the Properties operated by Seller (or any of its affiliates) to conduct field inspections for purposes of Buyer’s due diligence investigation of environmental matters relating to the Properties (“Buyer’s Environmental Review”). In connection with the granting of such access, Buyer agrees that Buyer shall be liable to Seller for any and all damage to the Properties arising out of or relating to Buyer’s (or Buyer’s Representatives’) inspection and access to the Properties. Buyer shall, and shall cause Buyer’s Representatives to, abide by Seller’s (or any of its affiliates’) safety rules, regulations and operating policies of which they are informed while conducting Buyer’s Environmental Review. The scope of work comprising Buyer’s Environmental Review shall be limited to “Phase 1 Activities”, which include a review of the records maintained by governmental authorities, a pre-inspection questionnaire, site visits to perform a visual inspection and interviews with Seller’s personnel having responsibility for environmental compliance matters with respect to the Properties, but do not include any sampling or similar invasive activities. Buyer shall (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s (or any of its affiliates’) operations, and (iii) comply with all applicable Laws and customary industry practices. Seller shall have the right to have one or more representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller at least forty-eight (48) hours’ notice prior to any visits by it (or any of its representatives) to the Properties. The Parties agree that all information discovered during Buyer’s Environmental Review shall be governed by the terms of the Confidentiality Agreement.

(b) BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, IN ANY WAY, THE ACCESS AFFORDED TO BUYER PURSUANT TO THIS ARTICLE V, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT

OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.

Section 5.3 Certain Definitions.

(a) As used herein, the term “Defensible Title” means title of Seller to the Properties that, except for and subject to the Permitted Encumbrances:

(i) with respect to any Well or drilling location (a “Drilling Location”) set forth on Exhibit C (each such Well or Drilling Location, a “Listed Interest”), entitles Seller to receive a fractional decimal interest of not less than the net revenue interest set forth on Exhibit C for such Listed Interest, with respect to the production of Hydrocarbons therefrom from the Productive Depths throughout the duration of the productive life of such Listed Interest, except for (A) changes or adjustments that result from any Imbalances, (B) decreases in connection with operations from and after the Execution Date in which Seller may be a non-consenting co-owner, (C) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date, and (D) decreases otherwise shown on Exhibit C (including decreases upon the occurrence of a payout event);

(ii) with respect to any Listed Interest, obligates Seller to bear a fractional decimal interest of not more than the working interest set forth on Exhibit C for such Listed Interest (unless such increase in the working interest is accompanied by a proportionate increase in the net revenue interest for such Listed Interest set forth on Exhibit C), with respect to the production of Hydrocarbons from such Listed Interest from the Productive Depths, without increase throughout the productive life of such Listed Interest, except for (A) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement; and (B) increases otherwise shown on Exhibit C; or

(iii) is free and clear of all outstanding mortgages, deeds of trust or other liens or encumbrances, or other adverse claims or imperfections in title.

(b) As used herein, the term “Title Defect” means any matter, other than a Permitted Encumbrance, which, as of the Effective Time, causes Seller to have less than Defensible Title; provided, however, that the following shall not constitute Title Defects: (1) defects based solely on the absence of a document from Seller’s files if such document is recorded in the real property records in the county in which the affected Property is located, (2) defects arising out of lack of corporate or other entity authorization or defects in the execution, delivery, acknowledgment, or approval of any instrument, unless Buyer provides affirmative evidence that the instrument was not authorized, validly executed or delivered, (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, unless Buyer provides affirmative evidence that such circumstance could reasonably be expected to result in another Person’s superior claim of title, (4) defects arising from any change in applicable Law after the Effective Time, (5) defects that have been cured by applicable Laws of limitation or prescription, including adverse possession and the doctrine of laches, (6) defects arising from prior oil and gas leases relating to the Leases that are not surrendered of record, unless Buyer provides affirmative evidence that any such Lease is still valid, (7) with respect to any Subject Oil and Gas Interest on which is located a Well that has been producing and in a “pay” status (other than interruptions in the ordinary course of business arising from the transfer in ownership thereof) since January 1, 2003, defects based on alleged gaps in production from such Well that occurred prior to January 1, 2003, unless Buyer provides affirmative evidence that the lessor under the applicable Lease has made a written claim that such Lease is no longer valid, and (8) defects arising solely out of a lack of survey, unless a survey is expressly required by applicable law.

(c) As used herein, the term “Permitted Encumbrances” means:

(i) all lessors’ royalties, overriding royalties, non-participating royalties, payments out of production, reversionary interests, convertible interests, net profits interests and similar burdens upon, measured by, or payable out of production, or otherwise affecting Seller’s net revenue interest in any Listed Interest, if the net cumulative effect of such burdens does not (A) operate to reduce the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to less than the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) for such Listed Interest as set forth in Exhibit C or (B) increase the working interest (or, if applicable, the “before payout” or “after payout” working interest) of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to greater than the working interest (or, if applicable, the “before payout” or “after payout” working interest) for such Listed Interest as set forth in Exhibit C (unless Seller’s net revenue interest with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths is greater than the net revenue interest for such Listed Interest as set forth in Exhibit C, in the same proportion as such increase in such working interest);

(ii) all rights to consent by, required notices to, approvals of, filings with, or other actions by governmental authorities in connection with the assignment of the Properties to Buyer that are customarily obtained subsequent to the assignment of properties similar to the Properties;

(iii) all non-consent penalties applied against the interest of Seller in any Listed Interest arising prior to the Effective Time, which are taken into account in the calculation of the working interest and net revenue interest shown on Exhibit C with respect to such Listed Interest;

(iv) all easements, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights (including rights in respect of surface operations) in the Leases, and canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads, alleys, highways, and other structures on, over, through or under the Leases, that do not materially detract from the value of or materially interfere with the uses or ownership of the Properties subject thereto or affected thereby (as currently used or owned)

(v) all Title Defects that Buyer has waived or released or is deemed to have waived or released pursuant to the terms of this Agreement, including Section 5.4(a);

(vi) all terms and conditions of :

(1) this Agreement; and

(2) all Leases, Applicable Contracts, Rights of Way, Permits and Unit Interests, whether recorded or not, that (A) do not operate to reduce the net revenue interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to less than the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) for such Listed Interest as set forth in Exhibit C, (B) do not increase the working interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to greater than the working interest (or, if applicable, the “before payout” or “after payout” working interest) for such Listed Interest as set forth in Exhibit C (unless Seller’s net revenue interest with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths is greater than the net revenue interest for such Listed Interest as set forth in Exhibit C, in the same proportion as such increase in such working interest), (C) do not materially interfere with the ownership, operation or use of or materially detract from the value of any of the Properties in a manner not customary in the oil and gas industry in the area in which the Properties are located and (D) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Properties;

(vii) all rights of reassignment, upon the surrender or expiration of any Lease;

(viii) all liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material or that are being contested in good faith in the normal course of business;

(ix) all applicable Laws and rights reserved to or vested in any governmental authority (A) to control or regulate any Property in any manner, (B) by the terms of any right, power, grant or Permit, or by provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Properties, (C) to use the Properties in any manner and (D) to enforce any obligations or duties owed to any governmental authority with respect to any Permit;

(x) liens, mortgages and other encumbrances, if any, to be released prior to or at the Closing;

(xi) zoning and planning ordinances and municipal regulations;

(xii) vendors, carriers, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations that are not yet due in the normal course of business or, if due, that are not material or are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(xiii) all liens created under any Leases or Applicable Contracts or by operation of Law that (A) do not operate to reduce the net revenue interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to less than the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) for such Listed Interest as set forth in Exhibit C, (B) do not increase the working interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to greater than the working interest (or, if applicable, the “before payout” or “after payout” working interest) for such Listed Interest as set forth in Exhibit C (unless Seller’s net revenue interest with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths is greater than the net revenue interest for such Listed Interest as set forth in Exhibit C, in the same proportion as such increase in such working interest), (C) do not materially interfere with the ownership, operation or use of or materially detract from the value of any of the Properties in a manner not customary in the oil and gas industry in the area in which the Properties are located and (D) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Properties;

(xiv) all preferential purchase rights with respect to which the appropriate time period for asserting such rights have expired without an exercise of such rights; and

(xv) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties (including liens of operators that relate to obligations that are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Seller) that (A) do not operate to reduce the net revenue interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to less than the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) for such Listed Interest as set forth in Exhibit C, (B) do not increase the working interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to greater than the working interest (or, if applicable, the “before payout” or “after payout” working interest) for such Listed Interest as set forth in Exhibit C (unless Seller’s net revenue interest with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths is greater than the net revenue interest for such Listed Interest as set forth in Exhibit C, in the same proportion as such increase in such working interest), (C) do not materially interfere with the ownership, operation or use of or materially detract from the value of any of the Properties in a manner not customary in the oil and gas industry in the area in which the Properties are located and (D) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Properties.

(d) As used herein, the term “Retained Property” means any Property excluded from the conveyance of the Properties by Seller to Buyer hereunder pursuant to Section 5.4(b)(i), 5.6(b)(i), 5.8, 5.9 or 5.10.

(e) As used herein, the term “Title Benefit” means any right, circumstance or condition that, as of the Effective Time, operates to (i) increase the net revenue interest of Seller in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths to an amount above the net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) set forth on Exhibit C with respect to such Listed Interest, to the extent that such right, circumstance or condition does not cause a proportionately greater increase in Seller’s working interest (or, if applicable, the “before payout” or “after payout” working interest) set forth on Exhibit C with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths except for changes or adjustments that result from any Imbalances or (ii) obligate Seller to bear a working interest in any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths that is less than the working interest (or, if applicable, the “before payout” or “after payout” working interest) set forth on Exhibit C with respect to such Listed Interest, to the extent that such right, circumstance or condition does not cause any proportionate decrease in Seller’s net revenue interest (or, if applicable, the “before payout” or “after payout” net revenue interest) set forth on Exhibit C with respect to such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths.

(f) As used herein, the term “Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a description and explanation of the Title Defect or Title Benefit, as applicable, and the Listed Interest affected thereby, (ii) the Allocated Value of the Property affected by such Title Defect or Title Benefit, as applicable, (iii) Buyer’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and (iv) the computations upon which Buyer’s or Seller’s, as applicable, belief is based.

(g) As used herein, the term “Environmental Defect” means any event, condition, or circumstance, including any release into the environment of hazardous substances, relating to the Properties which constitutes a violation of, or creates a liability under, any Environmental Law.

(h) As used herein, the term “Environmental Laws” means all national, state, municipal and local laws, statutes, ordinances, permits, orders, court decisions, rules and regulations issued or enacted by any governmental authority having appropriate jurisdiction pertaining to the prevention of pollution or protection of the environment, including the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(i) As used herein, the term “Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Properties and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws and shall include the payment of any third party liabilities, damages, fines or penalties that are reasonably likely to arise as a result of such Environmental Defect. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (i) the costs of Buyer’s and/or its affiliate’s employees, project manager(s) or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities, maintenance on active Resource Conservation and Recovery Act of 1976 (as amended, “RCRA”) waste management units, and operation and oversight of active RCRA waste management units, (iii) overhead costs of Buyer and/or its affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

(j) As used herein, the term “Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a description and explanation of the matter constituting the alleged Environmental Defect and the Listed Interest affected thereby, (ii) the Allocated Value of each Listed Interest affected thereby, and Buyer’s estimate of the Environmental Defect Amount with respect to such Environmental Defect (and the computations upon which Buyer’s belief is based) and (iii) any associated supporting reports and data (which shall be governed by the terms of the Confidentiality Agreement).

(k) As used herein, the term “Environmental Defect Amount” means, with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

(l) As used herein, the term “Environmental Liabilities” means any Liabilities incurred or imposed pursuant to any (i) order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any governmental authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law or (ii) claim or cause of action by a governmental authority or other person for personal injury, death, property damage, damage to natural resources, remediation or payment or reimbursement of response costs, or similar costs or expenses to the extent arising out of a release of any pollutant, contaminant or any hazardous or toxic material, substance or waste, or any violation of, or any remediation obligation under, any Environmental Laws.

Section 5.4 Notice of Title Defects and Title Benefits; Remedies.

(a) If Seller discovers any Title Benefit, or Buyer discovers any Title Defect or Title Benefit, then such Party may (but shall have no obligation to, other than with respect to any Title Benefit discovered by Buyer, with respect to which Buyer shall be obligated to) deliver to the other Party, prior to the Defect Deadline, a Title Notice with respect to such Title Benefit or Title Defect, as applicable. Except as set forth in the special warranty of title contained in the Assignment, Seller and Buyer shall be deemed to have waived, and neither Buyer nor Seller, respectively, shall have any liability for, any Title Benefit or Title Defect for which Buyer or Seller, respectively, has not received (and, in the case of any Title Benefit discovered by Buyer, delivered to Seller) a Title Notice on or before the Defect Deadline.

(b) With respect to each Listed Interest for which Buyer has asserted a Title Defect pursuant to a properly and timely delivered Title Notice (each such Listed Interest, a “Title Defect Property”) that Seller has not cured (and Buyer has not elected to waive in writing) on or before the earlier of (i) the second Business Day immediately prior to Closing or (ii) the first Business Day following the tenth (10th) day after the Defect Deadline (the “Defect Response Date”), Seller shall elect (in its sole and absolute discretion) to:

(i) reduce the Purchase Price by a mutually agreed amount in respect of such Title Defect Property;

(ii) exclude such Title Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property; or

(iii) include such Title Defect Property (and all related or associated Lease(s) and other Properties) (any such Title Defect Property, together with all other such Title Defect Properties, the “Included Title Defect Properties”) in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, no adjustment to the Purchase Price shall be made with respect to such Included Title Defect Property.

(c) With respect to any Included Title Defect Property (each, a “Subject Title Defect Property”), until the ninetieth (90th) day after the Closing (such period, the “Cure Period”), Seller may, but shall have no obligation to, (i) dispute the existence of the Title Defect asserted with respect to such Subject Title Defect Property pursuant to the provisions of Section 5.7 or (ii) cure the Title Defect asserted with respect to such Subject Title Defect Property. If, as of the expiration of the Cure Period, Seller has not cured (or only partially cured) any Title Defect affecting any Included Title Defect Property, then, unless such Included Title Defect Property is the subject of a Disputed Matter, the Purchase Price shall be decreased (as reflected on the Final Settlement Statement) by an amount equal to the Title Defect Amount relating to such Included Title Defect Property (or, if the applicable Title Defect was only partially cured, an amount equal to the portion of such Title Defect Amount that relates to the un-cured portion of such Title Defect) (such decrease to the Purchase Price pursuant to this Section 5.4(c), the “TD Purchase Price Adjustment Amount”).

(d) Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller (other than with respect to the special warranty of title provided in the Assignment delivered at Closing), and Seller shall not be responsible for, (i) any individual Title Defect for which the Title Defect Amount does not exceed one hundred thousand dollars ($100,000) (the “Title Threshold”) and (ii) any Title Defect with respect to which the Title Defect Amount exceeds the Title Threshold, unless and until the aggregate of all such Title Defect Amounts that exceed the Title Threshold (excluding any Title Defect Amounts attributable to Title Defects that are cured by Seller pursuant to Section 5.4(c)(ii)), exceeds an amount equal to two percent (2%) of the Purchase Price (the “Title Deductible”), and then only with respect to the amount of such Title Defect Amounts that exceed the Title Deductible.

(e) Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Buyer, and Buyer shall not be responsible for, (i) any individual Title Benefit for which the Title Benefit Amount does not exceed the Title Threshold and (ii) any Title Benefit with respect to which the Title Benefit Amount exceeds the Title Threshold, unless and until the aggregate of all such Title Benefit Amounts that exceed the Title Threshold, exceeds the Title Deductible, and then only with respect to the amount of such Title Benefit Amounts that exceed the Title Deductible.

Section 5.5 Title Defect Amount; Title Benefit Amount.

(a) The amount by which the Allocated Value of any Listed Interest is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount”, which shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien or encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be equal to the amount necessary to be paid to remove such encumbrance from the Listed Interest;

(iii) if the Title Defect represents a discrepancy between (A) the actual net revenue interest for any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths and (B) the net revenue interest stated on Exhibit C with respect to such Listed Interest (and there is a proportionate corresponding decrease in the working interest for such Listed Interest), then the Title Defect Amount shall be the product of (y) the Allocated Value of such Listed Interest multiplied by (z) one (1), minus a fraction, the numerator of which is the actual net revenue interest for such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths and the denominator of which is the net revenue interest for such Listed Interest stated on Exhibit C;

(iv) if the Title Defect represents an obligation or encumbrance upon, or other defect in title to, the Listed Interest of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Listed Interest, the portion of such Listed Interest affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Listed Interest, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to any Listed Interest shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary set forth herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Listed Interest shall not exceed the Allocated Value of such Listed Interest.

(b) The amount by which the Allocated Value of any Listed Interest is increased as a result of the existence of a Title Benefit with respect thereto is the “Title Benefit Amount”, which shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) the actual net revenue interest for any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths and (B) the net revenue interest stated on Exhibit C with respect to such Listed Interest (and there is a proportionate corresponding increase in the working interest for such Listed Interest), then the Title Benefit Amount shall be the product of (y) the Allocated Value of such Listed Interest multiplied by (z) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual net revenue interest for such Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths and the denominator of which is the net revenue interest for such Listed Interest stated on Exhibit C; and

(iii) if the Title Benefit represents a discrepancy between (A) the actual working interest or net revenue interest for any Listed Interest with respect to the production of Hydrocarbons therefrom within the Productive Depths and (B) the working interest or net revenue interest stated on Exhibit C with respect to such Listed Interest (other than as described in clause (ii) above) and the net revenue interest in such Listed Interest is not decreased proportionately), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Listed Interest, the portion of such Listed Interest affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Listed Interest, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

Section 5.6 Notice of Environmental Defects; Remedies.

(a) If Buyer discovers any Environmental Defect, then Buyer may (but shall have no obligation to) deliver to Seller, prior to the Defect Deadline, an Environmental Notice with respect to such Environmental Defect. Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect for which Seller has not received an Environmental Notice on or before the Defect Deadline.

(b) With respect to each Listed Interest for which Buyer has asserted an Environmental Defect pursuant to a properly and timely delivered Environmental Notice (each such Listed Interest, an “Environmental Defect Property”), that Seller has not cured (and Buyer has not elected to waive in writing) on or before the Defect Response Date, Seller shall elect (in its sole and absolute discretion) to:

(i) reduce the Purchase Price by a mutually agreed amount in respect of such Environmental Defect Property;

(ii) exclude such Environmental Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property; or

(iii) execute and date as of the Closing Date, but not deliver, all documentation to be delivered at Closing with respect to such Environmental Defect Property (and all related or associated Lease(s) and other Properties) (any such Environmental Defect Property, together with all other such Environmental Defect Properties, the “Affected Environmental Defect Properties”) (including a separate Assignment transferring each such Affected Environmental Defect Property), in which case the Purchase Price shall be adjusted downward by the Allocated Value of any such Affected Environmental Defect Property.

(c) With respect to any Affected Environmental Defect Property, until the expiration of the Cure Period, Seller may, but shall have no obligation to, (i) dispute the existence of the Environmental Defect asserted with respect to such Affected Environmental Defect Property pursuant to the provisions of Section 5.7 or (ii) cure the Environmental Defect asserted with respect to such Affected Environmental Defect Property. At the end of the Cure Period, Seller shall have the option to either (A) permanently exclude any Affected Environmental Defect Property from the Properties subject to this Agreement or (B) unless such Affected Environmental Property is the subject of a Disputed Matter, deliver all documentation executed at Closing with respect to such Affected Environmental Defect Property but not previously delivered to Buyer in which case the Purchase Price shall be increased (as reflected on the Final Settlement Statement) by an amount equal to the Allocated Value of such Affected Environmental Defect Property, as reduced (which may be to an amount below zero) by the final Environmental Defect Amount for the applicable Environmental Defect (taking into account any cure or partial cure) (such aggregate increase or decrease to the Purchase Price pursuant to this Section 5.4(c), the “ED Purchase Price Adjustment Amount”). Notwithstanding anything to the contrary included in this Section 5.6, Buyer shall at any time have the option to exclude any Environmental Defect Property (and all related or associated Lease(s) and other Properties) subject to any Environmental Defect for which the Environmental Defect Amount exceeds fifty percent (50%) of the Allocated Value of such Environmental Defect Property.

(d) Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed one hundred thousand dollars ($100,000) (the “Environmental Threshold”) and (ii) any Environmental Defect with respect to which the Environmental Defect Amount exceeds the Environmental

Threshold, unless and until the aggregate of all such Environmental Defect Amounts that exceed the Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects that are cured by Seller pursuant to Section 5.6(c)(ii)), exceeds an amount equal to two percent (2%) of the Purchase Price (the “Environmental Deductible”), and then only with respect to the amount of such Environmental Defect Amounts that exceed the Environmental Deductible.

Section 5.7 Title and Environmental Dispute Resolution. If, as of the expiration of the Cure Period, the Parties cannot agree upon (i) the existence of a Title Defect or Title Benefit, the adequacy of any Title Defect curative materials submitted to Buyer, or the Title Defect Amount with respect to any Title Defect or the Title Benefit Amount with respect to any Title Benefit (each, a “Disputed Title Matter”) or (ii) the existence of an Environmental Defect, the adequacy of any Environmental Defect curative actions taken by Seller, or the Environmental Defect Amount with respect to any Environmental Defect (each, a “Disputed Environmental Matter” and, together with any Disputed Title Matter, a “Disputed Matter”), then, in each case, the Disputed Matter shall be submitted to arbitration in accordance with the provisions of Article XI.

Section 5.8 Casualty Loss and Condemnation. If, during the Interim Period, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, windstorm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”) and the value of such Casualty Loss exceeds twenty percent (20%) of the Purchase Price, neither Buyer nor Seller shall be required to close. Should Buyer and Seller both elect to close, the Parties shall mutually agree on one of the following remedies (and if the Parties do not agree on a remedy, neither Party shall be required to close) (i) Seller shall cause the Properties affected by any casualty or taking (each a “Casualty Loss Property”) to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend beyond the Closing Date), (ii) to remove the Casualty Loss Properties from the Properties to be delivered at Closing and reduce the Purchase Price by the Allocated Value of such Properties, or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Casualty Loss Property or Properties under Section 5.4 (provided that any reduction to the Purchase Price on account of such Title Defect will be unaffected by any threshold provided for Title Defect Amounts), and in each such case, Seller shall retain all rights to insurance and other claims against third parties with respect to such Casualty Loss except to the extent the Parties otherwise agree in writing. If the value of such Casualty Loss is less than twenty percent (20%) of the Purchase Price, but exceeds five hundred thousand dollars ($500,000), then Seller, at its option, may elect (i) to cause the Casualty Loss Properties to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend beyond the Closing Date), or (ii) exclude the Casualty Loss Property, together with any Properties related to the Casualty Loss Property that will be materially adversely affected by the exclusion of the Casualty Loss Property, from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case the Purchase Price shall be adjusted downward by the Allocated Value of such Properties in accordance with Section 2.2(b)(iv), and in each such case, Seller shall retain all rights to insurance and other claims against third parties with respect to such Casualty Loss except to the extent the Parties otherwise agree in writing. If the value of such Casualty Loss is less than five hundred thousand dollars ($500,000), then the Casualty Loss Property shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, notwithstanding such Casualty Loss, without any reduction to the Purchase Price with respect thereto and Seller shall transfer to Buyer all rights to third-party insurance and the proceeds thereof (net of any self-retention or deductible amount) and other claims against third parties, in each case, with respect to such Casualty Loss. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.8, shall be Buyer’s exclusive rights and remedies with respect to any Casualty Loss with respect to the Properties.

Section 5.9 Preferential Purchase Rights. Prior to Closing, Seller shall use commercially reasonable efforts to notify the holder of each preferential purchase right set forth on Schedule 3.1(j), in accordance with the contractual provisions applicable to such right, of the transactions contemplated hereby. All requests for waivers of preferential purchase rights shall be in a form reasonably acceptable to Buyer and shall include such language as reasonably requested by Buyer to address transfers among it and its affiliates that will occur in connection with Closing. If any holder of a preferential purchase right with respect to any of the Properties exercises and closes on any such preferential purchase right prior to Closing, then the Properties with respect to which such exercised preferential purchase right relates shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 2.2(b)(iv). If, as of the Closing, any Property is subject to any preferential purchase right that (a) has not been exercised or waived, but the period in which the holder may exercise has not yet expired, (b) has been exercised but not yet consummated or (c) is in dispute, then, in each such case, then all documentation to be delivered at Closing with respect to such affected Property and any associated Listed Interest and other Properties (collectively, the “Affected Pref Property”) (including a separate Assignment transferring such Affected Pref Property to Buyer) shall be fully executed and dated at Closing but not delivered to Buyer and the Purchase Price shall be adjusted downward by the Allocated Value of any such Listed Interest in accordance with Section 2.2(b)(iv). Upon consummation of any preferential right to purchase in respect of any Affected Pref Property, such Affected Pref Property shall be permanently removed from the Properties subject to this Agreement. Seller shall promptly advise Buyer of the expiration or waiver of the period for exercise for any preferential purchase right applicable to any Affected Pref Right and within five (5) Business Days thereafter, (i) Seller shall deliver to Buyer all documentation executed at Closing with respect to such Affected Pref Property not previously delivered to Buyer, (ii) the Purchase Price shall be increased by an amount equal to the Allocated Value (adjusted pursuant to Section 2.2) of such Affected Pref Property, and (iii) Buyer shall pay to Seller an amount equal to the Allocated Value (adjusted pursuant to Section 2.2) of such Affected Pref Property. At the end of the Cure Period, all Affected Pref Properties that have not yet been transferred to Buyer shall, unless otherwise agreed by the Parties, be permanently removed from the Properties subject to this Agreement. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.9 shall be Buyer’s exclusive rights and remedies with respect to any preferential purchase right applicable to the Properties.

Section 5.10 Applicable Consents.

(a) Seller shall use commercially reasonable efforts to procure any required third party consents necessary to transfer the Properties to Buyer (such consents, the “Applicable Consents”) prior to the Closing and, with respect to any Applicable Consents not obtained (or denied, in writing) on or prior to the Closing, until the expiration of the Cure Period (provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such consent). All requests for consents shall be in a form reasonably acceptable to Buyer and shall include such language as reasonably requested by Buyer to address transfers among it and its affiliates that will occur in connection with Closing. Subject to the immediately succeeding proviso, notwithstanding the existence of an outstanding Applicable Consent with respect to any Property at Closing, such Property shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, without any reduction to the Purchase Price with respect thereto; provided, however, that, if, as of the Closing, Seller has not obtained any Applicable Consent with respect to any Lease and (i) the holder of such Applicable Consent is a governmental authority or (ii) the Lease contains language to the effect that the transfer of the Lease without such Applicable Consent would (A) be void, (B) cause the termination of such Lease or (C) result in any monetary penalty or material modification of such Lease (any such Applicable Consent, a “Required Consent”), then all documentation to be delivered at Closing with respect to such Lease and any associated Listed Interest and other Properties (collectively, the “Affected Interest”) (including a separate Assignment transferring such Affected Interest to Buyer) shall be fully executed and dated at Closing but not delivered to Buyer and the Purchase Price shall be adjusted downward by the Allocated Value of any such Affected Interest in accordance with Section 2.2(b)(iv).

(b) Any Lease (and any associated Listed Interest and other Properties) that is subject to an Applicable Consent that is denied in writing prior to the Closing shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of any such Listed Interest in accordance with Section 2.2(b)(iv).

(c) Upon obtaining any Required Consent applicable to a Lease for which documentation was not delivered to Buyer at Closing pursuant to Section 5.10(a), Seller shall promptly advise Buyer thereof and within five (5) Business Days thereafter, (i) Seller shall deliver to Buyer all documentation executed at Closing with respect to such Affected Interest but not previously delivered to Buyer, the Purchase Price shall be increased by an amount equal to the Allocated Value (adjusted pursuant to Section 2.2) of such Affected Interest (such amount, the “RC Purchase Price Adjustment Amount”), and (iii) Buyer shall pay to Seller an amount equal to the Allocated Value (adjusted pursuant to Section 2.2) of such Affected Interest. If at the end of the Cure Period any Required Consent has not been obtained, then the applicable Affected Interest shall be permanently removed from the Properties subject to this Agreement.

(d) If any Applicable Consent with respect to any Applicable Contract is not obtained prior to the Closing, then, until the earlier of the expiration of the Cure Period and such time that such Applicable Consent is obtained (or denied in writing), to the extent permissible under Law and under the terms of such Applicable Contract, Seller shall provide the benefits and burdens of such Applicable Contract to Buyer, and Buyer shall promptly reimburse Seller for, and shall DEFEND, INDEMNIFY and HOLD HARMLESS Seller (and each of the other Seller Indemnified Parties (as defined in Section 10.1)) from and against any and all Liabilities incurred by Seller (or any of the other Seller Indemnified Parties) in connection therewith, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. With respect to any Applicable Contract for which any Applicable Consent has not been obtained as of the expiration of the Cure Period or is denied in writing, Seller shall endeavor to mutually agree with Buyer with respect to alternative arrangements intended to provide Buyer, to the greatest extent possible, with the benefit and burden of any such Applicable Contract. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.10 shall be Buyer’s exclusive rights and remedies with respect to any Applicable Consent applicable to the Properties.

(e) Notwithstanding any provisions of this Section 5.10 to the contrary or the inclusion in the Assignment of any Properties subject to a Required Consent outstanding as of the Closing, neither this Agreement nor the Assignment shall be deemed to provide for the conveyance of any such Properties to Buyer at the Closing.

Section 5.11 Special Warranty. Buyer shall not assert any claim under the special warranty of title under the Assignment with respect to any matter for which Buyer has previously asserted a claim under this Article V.

Section 5.12 Exclusive Remedy. Except for the special warranty of title under the Assignment, the rights and remedies of Buyer set forth in this Article V, shall be Buyer’s exclusive rights and remedies with respect to any defect of title (including any Title Defect), any Environmental Defect and any Environmental Liability with respect to the Properties, and the provisions of Article X shall not apply with respect to any defect in title (including any Title Defect), Environmental Defect or Environmental Liability, except as provided in Section 3.3.

ARTICLE VI

TAX MATTERS

Section 6.1 Certain Definitions.

(a) As used herein, the term “Tax” or “Taxes” means all taxes, assessments and other governmental charges imposed by any governmental authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, production, severance, fuel, excess profits, windfall profit, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, estimated or other tax, and any taxes of any entity under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Laws), or as a transferee or successor, or by contract or otherwise, including any interest, penalty or addition thereto.

(b) As used herein, the term “Income Taxes” means all Taxes based upon or measured by gross or net income, and franchise taxes based upon income, capital, assets or operations.

(c) As used herein, the term “Production Taxes” means all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom.

(d) As used herein, the term “Seller Taxes” means any and all Taxes (other than any Taxes for which a Purchase Price adjustment is made pursuant to Section 2.2) (i) imposed on Seller or for which Seller may otherwise be liable for any period prior to the Effective Time (as determined under Sections 6.2 and 6.3) or (ii) resulting from Seller’s breach of the representations and warranties set forth in Section 3.1(f) or covenants set forth in Sections 6.4 and 6.5.

(e) As used herein, the term “Transfer Taxes” means all transfer, sales, gross receipts, use, real property transfer, documentary, stamp and other similar Taxes, and recording fees.

(f) As used herein, the term “Tax Return” means any return, declaration, report, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

Section 6.2 Apportionment of Taxes. Seller shall be responsible for all Production Taxes attributable to the Properties for any Tax period or portion thereof ending before the Effective Time. Buyer shall be responsible for all Production Taxes attributable to the Properties for any Tax period or portion thereof beginning on or after the Effective Time. All Production Taxes shall be deemed attributable to the Tax period during which the relevant production occurred and not attributable to the year in which such Production Taxes are assessed; provided, however, that the amount of ad valorem and similar Taxes that are imposed on a periodic basis with respect to the Properties that is deemed attributable to the Tax period before the Effective Time in any Tax period that includes the Effective Time shall be equal to the amount of such Taxes for the entire Tax period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately prior to the Effective Time and the denominator of which is the number of calendar days in the entire Tax period. The apportionment of Production Taxes between the Parties shall take place as (i) an adjustment to the Purchase Price pursuant to Section 2.2 in the Preliminary Settlement Statement for Production Taxes for which information is available at the Closing and pursuant to Section 9.2 in the Final Settlement Statement for all remaining Production Taxes, using estimates of such Production Taxes if actual numbers are not available, and (ii) an obligation under Section 6.4 and Section 10.2(c).

Section 6.3 Liability for Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes that arise by reason of the consummation of the transactions contemplated by this Agreement. Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all such Transfer Taxes and shall send to Seller a statement confirming such payment, which shall be accompanied by proof of Buyer’s actual payment of such Transfer Taxes.

Section 6.4 Tax Returns; Payment of Taxes. Except with respect to Income Taxes, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Properties for any Tax period or portion thereof (i) ending before the Closing, and (ii) beginning on or before the Closing and ending after the Closing. With respect to any such Tax Returns that include any Taxes apportioned to Buyer pursuant to Section 6.2, Seller will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by Law, and will provide a copy to Buyer. Seller will pay all Taxes shown as due on such Tax Return, and to the extent any such Taxes paid by Seller are apportioned to Buyer pursuant to Section 6.2, Buyer shall pay to Seller such proportionate amount (except to the extent such Taxes have already been taken into account by Buyer and Seller pursuant to Section 2.2 and Section 9.2) no later than five (5) days after notification by Seller of the payment of such Taxes.

Section 6.5 Cooperation on Tax Matters. After the Closing, upon reasonable notice, Buyer and Seller agree to cooperate, and afford or cause to be afforded to each other and their representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), books, records, and information relating to the Properties that are necessary or useful in connection with: (i) the filing of any Tax Return, any amended Tax Return, Tax election or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, or (iii) conducting any audit, litigation or other proceeding in respect of Taxes, in all cases with respect to the Properties pursuant to Sections 6.2, 6.3 and 6.4; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Seller and documents requested by Buyer or Seller shall require a reasonable business purpose and shall be limited to those documents that reasonably relate to such purpose. In the event that documents requested by a Party include information that does not relate to the Properties, then the other Party shall be permitted to redact such information in such documents. The Party requesting such personnel, books, records, and information shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection with providing such personnel, books, records, and information. Each Party shall retain all Tax Returns, schedules and all material records or other documents relating thereto, with respect to Tax matters pertaining to the Properties for any Tax period or portion thereof beginning on or before the Closing and ending after the Closing, until the expiration of the relevant statute of limitations (including extensions) to which such Tax Returns and other documents relate.

ARTICLE VI

ICONDITIONS PRECEDENT TO CLOSING

Section 7.1 Seller’s Conditions. The obligations of Seller at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:

(a) (i) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in each case, without giving effect to any materiality, material, or material adverse effect standard or qualification) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement and (ii) Buyer shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or at the Closing.

(b) No order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining or prohibiting the consummation in whole or in part, of the transactions contemplated hereby.

(c) Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.

(d) Buyer shall have delivered to Seller all of the Buyer Deliverables (as defined in Section 8.2(a)).

Section 7.2 Buyer’s Conditions. The obligations of Buyer at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:

(a) (i) All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not have a Material Adverse Effect and (ii) Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.

(b) No order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining or prohibiting the consummation in whole or in part, of the transactions contemplated hereby.

(c) Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.

(d) Seller shall have delivered to Buyer all of the Seller Deliverables.

Section 7.3 Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means a change, event, circumstance, development, state of facts, or condition that has or would reasonably be expected to (a) materially impair, prevent or delay Seller’s timely consummation of the transaction contemplated hereby or (b) have a material adverse effect on the Properties or the ownership thereof, taken as a whole; provided, however, that, for purposes of clause (b), Material Adverse Effect shall not include material adverse effects resulting from: (i) changes in the prices of Hydrocarbons; (ii) any declines in Well performance that do not result from the gross negligence of Seller or its Affiliates; (iii) general changes in the industry in which the Seller participates or is engaged; (iv) general changes in economic or political conditions, or financial markets; (v) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Properties are located; (vi)

failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (vii) acts of God, including hurricanes and storms, acts or failures to act of governmental authorities (where not caused by the willful or negligent acts of Seller or any of its Affiliates); (viii) civil unrest or similar disorder; terrorist acts; (ix) changes in applicable Laws or interpretations thereof by any governmental authority, including any changes in the deductibility of drilling completion or operating costs or other taxes; (x) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; (xi) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement, (xii) performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein or (xiii) changes resulting from the announcement of the transactions contemplated hereby. Notwithstanding the foregoing, changes, events, circumstances, developments, states of facts, and conditions referred to in clauses (iii), (iv), (v) and (ix) in the definition of “Material Adverse Effect” shall be considered for purposes of determining whether there has been (or would reasonably be expected to be) a “Material Adverse Effect” if, and only to the extent, such change, event, circumstance, development, state of facts, or condition has had (or would reasonably be expected to have) a disproportionate adverse effect on the Properties or the ownership thereof, as opposed to other companies (and businesses) operating in the industries in which such Persons operates.

ARTICLE VIII

CLOSING

Section 8.1 Preliminary Settlement Statement and Closing.

(a) Preliminary Settlement Statement. With respect to the items listed in Section 2.2 that can be determined as of the Closing, Seller shall prepare (based on the best information then available to Seller) and deliver to Buyer, on or before three (3) Business Days before the anticipated Closing Date, a settlement statement (the “Preliminary Settlement Statement”) setting forth the Closing Amount, each adjustment used to determine the Closing Amount calculated on an accrual basis net to Seller’s interest in the Properties, and the calculation of each adjustment. As used herein, the term “Closing Amount” means the Purchase Price adjusted (upward or downward) as provided in Section 2.2, using for such adjustment amounts the best information then available, less (i) the Escrow Amount (as provided in Section 2.1) and (ii) the amount of any third party funds held in suspense by Seller as of the Closing, to the extent paid (or payable) by Buyer after the Closing. All other upward or downward adjustments to the Purchase Price provided in Section 2.2 and not included in the Preliminary Settlement Statement, shall be taken into account in the Final Settlement Statement (as defined in Section 9.2).

(b) Closing. The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the “Closing”) shall take place on the later of (i) February 26, 2013, and (ii) the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VII (other than those conditions that, by their nature, are to be satisfied only on the Closing Date) or such other date as the Parties may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”), at 10:00 a.m. Central time at the offices of Seller at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, or such other time or place as the Parties may mutually agree in writing.

Section 8.2 Closing Obligations. At the Closing:

(a) Buyer shall deliver (or cause to be delivered) to Seller the following items (all documents, certificates and other items listed below that are required to be executed, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, an affiliate of Buyer) (collectively, the “Buyer Deliverables”):

(i) by direct bank deposit or wire transfer in same day funds to Seller (or any QI designated by Seller), in accordance with Seller’s written instructions (to be provided to Buyer at least two (2) Business Days prior to the Closing), an amount equal to the Closing Amount;

(ii) Deed, Assignment, Bill of Sale and Conveyances, in form and substance substantially similar to that set forth on Exhibit D (the “Assignment”), covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located and all appropriate tribal, U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer;

(iii) a certificate in the form set forth on Exhibit F;

(iv) (A) such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require, that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties and (B) such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells and the Unit Interests.

(v) all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;

(vi) the Ancillary Agreement in form and substance substantially similar to that set forth on Exhibit G (the “Ancillary Agreement”);

(vii) a Transition Services Agreement in form and substance substantially similar to that set forth on Exhibit H (the “Transition Agreement”); and

(viii) a lease agreement pursuant to which Seller shall leases to Buyer office space in Seller’s field office in Andrews County, Texas, containing the terms set forth on Schedule 8.2(a)(vii) and such other terms and provisions as are customary for leases of office space in similar properties, the exact form of such lease agreement to be mutually agreed to by Seller and Buyer (the “Andrews County Field Office Lease”).

(b) Seller shall deliver (or cause to be delivered) to Buyer the following items (all documents, certificates and other items listed below that are required to be executed, other than those described in Section 8.2(b)(iv), will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, an affiliate of Seller) (collectively, the “Seller Deliverables”):

(i) Assignments covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located and all appropriate tribal, U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer;

(ii) a certificate in the form set forth on Exhibit E;

(iii) any change of operator forms or notices that may be required to transfer operations on Seller operated Properties to Buyer (it being understood and agreed, however, that except for its obligation to deliver the Seller Deliverables described in this Section 8.2(b)(iii), Seller shall have no obligation to ensure (and does not warrant) that Buyer will succeed Seller as operator of any Properties operated by Seller or any of its affiliates);

(iv) releases of any lien on the Properties arising under financing arrangements of Seller or any of its affiliates (including, without limitation, that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2012 among SandRidge Energy, Inc. (“SandRidge Energy”), as borrower, each lender from time to time a party thereto, and Bank of America, N.A., as administrative agent);

(v) all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;

(vi) a certification of non-foreign status from SandRidge Holdings in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2);

(vii) the Ancillary Agreement;

(viii) the Transition Agreement; and

(ix) the Andrews County Field Office Lease.

ARTICLE IX

POST-CLOSING RIGHTS AND OBLIGATIONS

Section 9.1 Files and Records.

(a) As soon as reasonably practicable (and, in any event, no later than fifteen (15) Business Days after the Closing), Seller shall deliver (and shall cause its affiliates to deliver) the Records to Buyer at Seller’s offices (or the offices of any of its affiliates), and Buyer shall have ten (10) Business Days after the first day Seller makes the Records available to Buyer to remove the Records from Seller’s offices (or the offices of any of its affiliates). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing, Seller (and its affiliates) may retain a copy of any or all of the Records.

(b) Buyer will retain and will provide Seller with reasonable access to the Records for a period of seven (7) years from and after the Closing, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties. Buyer shall use commercially reasonable efforts to obtain access, for Seller’s benefit, to all such books and records related to any Property that may be subsequently conveyed by Buyer.

Section 9.2 Post-Closing Adjustments. On or before the third (3rd) Business Day following the expiration of the Cure Period, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price that was not included in the Preliminary Settlement Statement and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement, and based to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. All adjustments on the Final Settlement Statement shall be calculated on an accrual basis net to Seller’s interest in the Properties. Within sixty (60) days of receipt of the Final Settlement Statement (the “Audit Period”), Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. During the Audit Period, Seller shall provide Buyer with supporting documentation for all adjustments set forth in the Final Settlement Statement as reasonably requested by Buyer. The Parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than thirty (30) days after Buyer’s submission of its written report hereunder to Seller (the date upon which such agreement is reached shall be herein called the “Final Settlement Date”). Buyer shall, within seven (7) days of the Final Settlement Date, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the final settlement adjustment amount set forth therein. Any disputed items that cannot be resolved by the mutual agreement of the Parties, shall be removed from the Final Settlement Statement and submitted to arbitration to a mutually agreeable arbitrator selected by the Parties and resolved as if such disputed item was a Disputed Matter in accordance with the procedures set forth in Article XI. Notwithstanding anything to the contrary set forth herein, there shall be no further Purchase Price adjustments pursuant to Section 2.2 for any item not included in the Final Settlement Statement delivered by Seller (or Buyer’s written report, if any, delivered with respect thereto) in accordance with the provisions of this Section 9.2.

Section 9.3 Further Assurances. From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property or assets which was not intended by the Parties to be conveyed to Buyer, including the Excluded Assets. From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described in any Assignment, the description shall be corrected upon proof of the proper description.

Section 9.4 Removal of Signs. Notwithstanding anything to the contrary set forth herein, Buyer shall obtain no right, title, interest, license or other right whatsoever to use the word “SandRidge” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). Buyer agrees that, as soon as practicable after the Closing, and in any event on or before the thirtieth (30th) day after the Closing, it will cease using the Seller Marks in any manner, directly or indirectly, and remove, strike over or otherwise obliterate all Seller Marks from the Properties. The Parties acknowledge and agree (a) because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 9.4, in addition to other remedies available to it at law or in equity, and (b) that the covenant of Buyer set forth in this Section 9.4, shall survive the Closing indefinitely, including following any subsequent transfer of the Properties by Buyer, without limitation as to time.

ARTICLE X

INDEMNIFICATION

Section 10.1 Buyer’s Indemnity Obligations. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 3.3, this Article X and otherwise herein, Buyer and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Seller or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise (collectively, “Liabilities”), arising out of, resulting from, based on, associated with, or relating to:

(a) any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement; and

(b) the Assumed Liabilities.

Section 10.2 Seller’s Indemnity Obligation. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 3.3 and otherwise herein, Seller and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Buyer and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Buyer or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with, or relating to:

(a) any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement;

(b) all claims and litigation disclosed on Schedule 3.1(e);

(c) any and all Seller Taxes;

(d) any and all obligations to pay royalties, overriding royalties, and similar burdens on production in respect of the Properties (or production of Hydrocarbons therefrom) attributable to periods prior to the Effective Time;

(e) any and all obligations owed to current or former employees of Seller (or its affiliates) relating to the employment of such individuals by Seller (or its affiliates) or the termination of employment of such individuals by Seller (or its affiliates);

(f) except to the extent constituting Environmental Liabilities, claims for personal injury, death or property damage arising out of the ownership or operation of the Properties prior to the Effective Time; and

(g) except to the extent constituting Environmental Liabilities, obligations of Seller (or its affiliates) to pay ordinary costs and expenses payable to vendors and contractors or in respect of joint interest billings attributable to the ownership or operation of the Properties prior to the Effective Time; provided, that claims for indemnification under this clause (g) must be asserted by Buyer in accordance with Section 10.4 below no later than six (6) months after the Final Settlement Date and any such obligations that are not asserted within such six (6) month period shall be included in the definition of Assumed Liabilities unless Buyer is entitled to indemnification with respect thereto under a different clause of this Section 10.2;

provided, however, that (i) Seller’s indemnification obligations (A) under Section 10.2(a) with respect to any breach of representation or warranty shall only survive Closing for the applicable Survival Period, (B) under Section 10.2(a) with respect to any covenant shall only survive Closing until the earlier of the performance of such covenant or twelve (12) months after the time for performance of such covenant, (C) under Sections 10.2(b), 10.2(c), and 10.2(e) shall survive Closing indefinitely, (D) under Sections 10.2(d) and 10.2(f) shall only survive Closing until the fourth (4th) anniversary of the Closing Date, and (E) under Section 10.2(g) shall only survive Closing in accordance with the time period set forth in Section 10.2(g), after which time period set forth in each of clauses (A) through (E) above, such indemnifications granted by Seller hereunder shall terminate and expire except with respect to any claim made for indemnification pursuant to Section 10.4 prior to the expiration of such applicable time period, and (ii) in no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.

Section 10.3 Deductible, Threshold and Cap. Notwithstanding anything to the contrary set forth herein, (A) Seller shall have no obligation or liability for indemnification under Section 10.2(a) (except for breaches of covenants or the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d)) for (a) any individual indemnity claim under this Article X, the amount of which does not exceed five hundred thousand dollars ($500,000) (the “Indemnity Threshold”) or (b) any individual indemnity claim that exceeds the Indemnity

Threshold, unless and until the aggregate of all such individual indemnity claims that exceed the Indemnity Threshold, exceeds an amount equal to two percent (2%) of the Purchase Price (the “Indemnity Deductible”), and then only with respect to the amount of such indemnity claims that exceed the Indemnity Deductible and that are less than ten percent (10%) of the Purchase Price (as adjusted pursuant to the provisions of Section 2.2) (the “10.2(a) Indemnity Cap”), and (B) Seller shall not incur and shall have no obligations or liability for indemnification to any of the Buyer Indemnified Parties, under this Agreement, or in connection with the transactions contemplated hereby, with respect to that portion of the aggregate total of such indemnity claims that exceed the twenty percent (20%) of the Purchase Price (as adjusted pursuant to the provisions of Section 2.2) (the “Aggregate Indemnity Cap”).

Section 10.4 Notice of Claim for Indemnification. Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise, by any third party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying party, together with a statement of such information regarding any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. For claims for indemnity with respect to which the Indemnity Threshold applies, such claim shall be deemed to have been made (subject to the application of the Indemnity Threshold, the Indemnity Deductible, the 10.2(a) Indemnity Cap and the Aggregate Indemnity Cap) upon the indemnified person’s providing an initial notice for a claim of indemnity to the indemnifying party stating that the claim underlying such claim for indemnity could reasonably be expected to exceed the Indemnity Threshold. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at the indemnifying party’s expense. With respect to any claim subject to indemnification pursuant to this Article X or otherwise pursuant to this Agreement, the indemnified party shall use commercially reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) with the indemnifying party in asserting any defense that may be available to the indemnified party with respect to any such claim.

Section 10.5 Exclusive Remedy. If the Closing occurs, the indemnity obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby (other than a breach by Seller of the special warranty of title under the Assignment), and, provided Closing occurs, each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its affiliates to waive, discharge and covenant not to sue) with respect to, any cause of action for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby (other than a breach by Seller of the special warranty of title under the Assignment) not expressly provided for in this Agreement, including claims under state or federal securities Laws and claims available at common law, in equity or by statute.

Section 10.6 Extent of Indemnification. The indemnification and assumption provisions provided for in this Agreement shall be applicable whether or not the Liabilities in question arose out of or resulted from, solely or in part, the sole, active, passive, concurrent or comparative negligence, gross negligence, strict liability or other fault or violation of Law of or by any Seller Indemnified Party or Buyer Indemnified Party, excepting only Liabilities to the extent resulting from the willful misconduct of any Seller Indemnified Party or Buyer Indemnified Party.

Section 10.7 Insurance Proceeds. Any indemnification obligation required to be made pursuant to this Agreement shall be reduced by any insurance proceeds or other proceeds (net of any costs and expenses associated with obtaining such proceeds) from an unaffiliated third party received by the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, or any of their affiliates with respect to the item giving rise to the indemnification payment. The Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, shall use reasonable commercial efforts to pursue any available insurance or other unaffiliated third party indemnification claims in respect of any Liabilities for which indemnification is sought under this Agreement (provided, that such pursuit shall not interfere with the ability of a Party to make a claim hereunder).

ARTICLE XI

ARBITRATION OF DISPUTED MATTERS

Section 11.1 Arbitration.

(a) All Disputed Matters shall be determined by arbitration and governed by this Article XI.

(b) With respect to any Disputed Title Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, within fifteen (15) days of the expiration of the Cure Period. With respect to any Disputed Environmental Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be an environmental consultant with at least ten (10) years’ experience, within fifteen (15) days of the expiration of the Cure Period. If the Parties have not selected a mutually agreeable arbitrator in accordance with the provisions and deadlines set forth in this Section 11.1(b), then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) (the arbitrator selected in accordance with this Section 11.1(b), the “Arbitrator”).

(c) The Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Matters to the Arbitrator and shall be binding on and non-appealable by the Parties.

(d) In making his determination with respect to any Disputed Matter, the Arbitrator shall be bound by the rules set forth in Article V and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination; provided, however, that with respect to any Disputed Matter related to any Title Defect Amount, Title Benefit Amount or Environmental Defect Amount, the Arbitrator shall not award Buyer (or Seller, if applicable) a greater amount than the amount claimed by Buyer (or Seller, if applicable) in its Title Notice or Environmental Notice, as applicable.

(e) With respect to any Disputed Matter, the Arbitrator shall act as an expert for the limited purpose of determining such specific Disputed Matter, and, unless the Disputed Matter relates to a Title Defect Amount, a Title Benefit Amount or an Environmental Defect Amount, may not award damages, interest or penalties to either Party with respect to any Disputed Matter. Notwithstanding the immediately preceding sentence, the Arbitrator may, however, award reasonable costs, including attorney fees and fees and expenses associated with the Arbitrator, to the Party determined by the Arbitrator to be the prevailing Party in the arbitration of any Disputed Matter. Within ten (10) days after the Arbitrator delivers written notice to Buyer and Seller of such award, (A) Buyer shall pay to Seller the amount, if any, so awarded by the Arbitrator to Seller and (B) Seller shall pay to Buyer the amount, if any, so awarded by the Arbitrator to Buyer.

Section 11.2 Location. Any arbitration hearing, legal proceeding or action to enforce arbitration or otherwise shall be held in Oklahoma City, Oklahoma, unless another place is determined to be mutually acceptable to the Arbitrator and the Parties.

Section 11.3 Rules. The Arbitrator shall settle all Disputed Matters in accordance with the Rules to the extent such Rules do not conflict with the terms of this Agreement.

Section 11.4 Hearings. Except as otherwise provided in Section 11.1 with respect to a Disputed Matter, the Arbitrator promptly shall hear and determine (after giving the Parties due notice of the hearing and a reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty (60) days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the transmittal of the Parties’ final statements and proofs to the Arbitrator. Notwithstanding anything to the contrary set forth herein, the Arbitrator shall finally determine all Disputed Matters by, on or before the expiration of the Cure Period.

Section 11.5 Jurisdiction of Provisions. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the Arbitrator of any Disputed Matter, both Parties will proceed diligently with performance of all contractual obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

Section 11.6 Written Decision or Award. The written decision or award of the Arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Unless apportioned otherwise by the Arbitrator under Section 11.1 or 11.7, Buyer and Seller shall equally bear the cost of the services and expenses of the Arbitrator and all other costs of the arbitration proceedings.

Section 11.7 Authority of Arbitrator. The Arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The Arbitrator shall have the authority to determine whether the Arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the Arbitrator concludes that he has no such authority, he shall cease consideration of that matter and so notify both Parties. The Arbitrator shall have the authority to equitably apportion the costs and expenses of any arbitration between Buyer and Seller. The Arbitrator shall have no authority to award incidental, indirect, special, consequential (including lost profits or other consequential or business interruption damages or any other damages not measured by actual damages), multiple, statutory, punitive or exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby. This limitation of losses and damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.

ARTICLE XII

TERMINATION

Section 12.1 Termination. This Agreement and the transactions contemplated hereby may only be terminated on or before the Closing and only:

(a) by Seller, if the conditions set forth in Section 7.1 (other than those conditions that, by their nature, are to be satisfied only at the Closing and which conditions Buyer stands ready, willing and able to satisfy) are not satisfied (or waived in writing by Seller) as of March 29, 2013 (the “Closing Deadline”); provided, however, Seller shall not be permitted to terminate this Agreement pursuant to this Section 12.1(a) if Seller has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 7.1 to be satisfied;

(b) by Buyer, if the conditions set forth in Section 7.2 (other than those conditions that, by their nature, are to be satisfied only at the Closing and which conditions Seller stands ready, willing and able to satisfy) are not satisfied (or waived in writing by Buyer) as of the Closing Deadline; provided, however, Buyer shall not be permitted to terminate this Agreement pursuant to this Section 12.1(b) if Buyer has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 7.2 to be satisfied;

(c) by either Party, in its sole and absolute discretion, upon written notice to the other Party, if the sum of (A) the amount determined by reducing (i) the sum of Title Defect Amounts properly asserted by Buyer in good faith with respect to any Title Defects, by (ii) the amount of all Title Benefit Amounts properly asserted by Seller in good faith with respect to any Title Benefits, and (B) the amount of all Environmental Defect Amounts properly asserted by Buyer in good faith equals or exceeds twenty percent (20%) of the Purchase Price;

(d) by Seller if the Escrow Amount is not deposited with the Escrow Agent in accordance with Section 2.1(b) on or before December 24, 2012; or

(e) by the mutual written agreement of Buyer and Seller.

Section 12.2 Effect of Termination. Without limiting Seller’s and Buyer’s respective remedies and rights in regard to the Escrow Amount under Section 12.3, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, Section 3.4, Section 5.2(b), this Article XII and Article XIII will survive the termination of this Agreement and will remain in full force and effect and, subject to Section 12.3, the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.

Section 12.3 Remedies.

(a) Seller’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Buyer’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Seller would be entitled to terminate this Agreement pursuant to Section 12.1(a) or 12.1(d), Seller, at its sole option, may either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and, as liquidated damages, be entitled to (x) receive the entirety of the Escrow Amount and (y) receive from Buyer an amount equal to the sum of (A) Buyer’s Hedge Gain (as defined below), (B) if Buyer has failed to deposit the Escrow Amount with Escrow Agent in accordance with Section 2.1(b), an amount equal to the Escrow Amount (which shall be in lieu of the right to receive the Escrow Amount pursuant to the preceding clause (x)) and (C) an amount equal to the reasonable documented out-of-pocket fees and expenses incurred by Seller or its affiliates in connection with this Agreement and the transactions contemplated hereby (such amounts being collectively, “Seller’s Damages”), in either case, as Seller’s sole and exclusive remedy for such default, all other remedies being expressly waived by Seller. As used herein, “Buyer’s Hedge Gain” means the net Closeout Amount, if any, that would be owed to Buyer and its affiliates under Buyer’s Hedges (as defined in Section 12.3(b) below) if all of Buyer’s Hedges were settled as of the close of trading on the first Business Day after the day on which this Agreement is terminated and “Closeout Amount” means the average executable closeout amounts quoted by three (3) nationally recognized commodities traders selected by Buyer, based on the closing settlement prices of Buyer’s Hedges as of the close of trading on the first Business Day after the day on which this Agreement is terminated; provided that the commodities traders from whom quotes are to be requested shall be identified to Seller as soon as reasonably practicable on such day and copies of such quotes shall be delivered to Seller by the next Business Day. Seller’s Damages shall be paid within six (6) Business Days of termination of this Agreement.

(b) Buyer’s Remedies. Notwithstanding anything to the contrary set forth herein, upon Seller’s breach of any representation, warranty, covenant or agreement contained in this Agreement such that Buyer would be entitled to terminate this Agreement pursuant to Section 12.1(b), Buyer, at its sole option, may either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement, receive back the entirety of the Escrow Amount and be entitled to liquidated damages from Seller in an amount equal to the sum of (A) Buyer’s Hedge Loss (as defined below), (B) interest on the Escrow Amount calculated at 8% per annum from the date of delivery of the Escrow Amount pursuant to Section 2.1(b) until return of the

Escrow Amount to Buyer (less any interest distributed to Seller with the Escrow Amount) and (C) an amount equal to the reasonable documented out-of-pocket fees and expenses incurred by Buyer or its affiliates in connection with this Agreement and the transactions contemplated hereby (such amounts being collectively, “Buyer’s Damages”), in either case, as Buyer’s sole and exclusive remedy for such default, all other remedies being expressly waived by Buyer. Buyer’s Damages shall be paid within three (3) Business Days of delivery of notice of the amount of Buyer’s Damages from Buyer to Seller. As used herein, “Buyer’s Hedge Loss” means the net Closeout Amount, if any, that would be owed by Buyer and its affiliates under Buyer’s Hedges (as defined below) if all of Buyer’s Hedges were settled as of the close of trading on the first Business Day after the day on which this Agreement is terminated. Buyer has notified Seller of its standard practice for obtaining hedges with respect to transactions similar to the one contemplated hereunder, and that, following the Execution Date, Buyer and/or its affiliates intend to enter into one or more hedges specifically with respect to production from the Properties. All such hedges in respect of projected production from the Properties during 2013 and 2014 that are either at-the-money swaps or costless collars shall be “Buyer’s Hedges” for purposes of this Agreement; provided, that (x) no volumes in excess of the volumes set forth on Schedule 12.3(b) shall be included in any calculation pursuant to this Section 12.3 and (y) a hedge shall be considered a Buyer’s Hedge only if Buyer provides Seller notice of the economic terms of such hedge within one (1) Business Day following the execution of the applicable trade confirmation. Buyer (and/or its affiliates) will enter into all Buyer’s Hedges in accordance with Buyer’s standard practices, with nationally recognized, third party creditworthy hedge providers that are lenders under Buyer’s credit agreement. Notwithstanding the limitations on the type and volume of hedges that constitute “Buyer’s Hedges,” this Agreement in no way restricts Buyer or its affiliates from entering into any other hedges of any volume, type or tenor or at any price.

(c) Termination Without Breach. In the event that this Agreement is terminated under Section 12.1 under circumstances other than those described in Section 12.3(a) or (b), Buyer shall be entitled to receive back the entirety of the Escrow Amount without any right to expense reimbursement.

(d) Escrow. Promptly, but in no event later than three (3) Business Days after the termination date of this Agreement, the Parties shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Escrow Amount to the Party entitled to receive the Escrow Amount as provided in this Section 12.3.

(e) Liquidated Damages. In the event Seller elects to receive the Escrow Amount and Seller’s Damages or Buyer elects to receive Buyer’s Damages, in either case, as liquidated damages upon termination of this Agreement, the Parties agree that such amount shall constitute such Party’s sole and exclusive remedy (other than Buyer’s right to the return of the Escrow Amount), and such Party hereby waives, relinquishes and releases the other from any liability in excess of such amount or any other rights or remedies available at law or equity. THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) DAMAGES RESULTING FROM TERMINATION OF THIS AGREEMENT WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND (ii) THE LIQUIDATED DAMAGES SET FORTH HEREIN ARE A FAIR AND FAIR AND REASONABLE ESTIMATE OF LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED UPON TERMINATION AND (iii) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(f) Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, (b) Seller’s Damages or Buyer’s Damages, as the case may be, are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, (c) the fact that either Party has the option to terminate this Agreement and collect Seller’s Damages or Buyer’s Damage, as applicable, in lieu of seeking specific performance, shall not be construed to diminish or otherwise impair in any respect either Party’s right to instead seek specific performance as its sole and exclusive remedy and (d) the option of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.3(f) shall not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance pursuant to this Section 12.3(f) reduce, restrict or otherwise limit Seller’s right to, in the alternative, terminate this Agreement pursuant to Section 12.3(a) hereof and be paid Seller’s Damages. Notwithstanding anything herein to the contrary, Seller shall be entitled to specific performance to cause Buyer to draw down the Debt Financing (or any Alternate Financing) only if the Closing will occur substantially simultaneously with such draw down; provided, however, the availability of Debt Financing (or any Alternate Financing) shall not be a condition to Seller’s right to specific performance hereunder.

Section 12.4 Confidentiality Agreement. The Parties acknowledge and agree that that certain Confidentiality Agreement, dated as of November 5, 2012, by and between SandRidge Energy and Buyer (the “Confidentiality Agreement”) shall remain in effect following the Execution Date and any termination of this Agreement in accordance with this Article XII; provided, that Seller hereby grants its express consent to the disclosure by Buyer of Confidential Information (as defined in the Confidentiality Agreement) to Buyer’s, and its Affiliates’, equity investors, consultants and contractors; and provided, further, that if the Closing shall occur, then, except with respect to any portion of the Properties not conveyed to Buyer pursuant to the provisions of this Agreement and the Excluded Assets, the Confidentiality Agreement shall terminate as of the Closing and be of no further force and effect thereafter.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if (a) personally delivered in writing, (b) mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, (c) sent by electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent) or (d) communicated by facsimile, to the following address for each Party:

Buyer: Sheridan Holding Company II, LLC

9 Greenway Plaza

Suite 1300

Houston, Texas 77046

Phone: (713) 548-1000

Fax: (713) 548-1099

Attention: Executive Vice President of Acquisitions and General Counsel

Seller: SandRidge Exploration and Production, LLC

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Phone: (405) 429-5500

Fax: (405) 429-5977

Attention: President and Chief Operating Officer

with a copy (which shall not constitute notice) to:

General Counsel

SandRidge Exploration and Production, LLC

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Phone: (405) 429-5500

Fax: (405) 429-5988

Any Party may, by written notice so delivered to the other Party in accordance with this Section 13.1, change the address or individual to which delivery of any communication or notice under this Agreement shall be made to such Party.

Section 13.2 Amendments and Severability. No provision of this Agreement may be amended, modified or waived, except by an instrument in writing executed, (a) by Buyer, Seller and the Debt Providers in the event of an amendment or modification to Section 13.15, (b) by Buyer and Seller in the case of any other amendment or modification, or (c) in the case of a waiver, by the Party to whom the obligation waived was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

Section 13.3 Assignment. Except as set forth in Section 13.7 and except for assignments by Buyer to an affiliate of Buyer, this Agreement may not be assigned by either Party prior to Closing without the prior written consent of the other Party. Notwithstanding any permitted assignment by a Party hereunder, such Party shall not be released from its obligations hereunder without the written consent of the other Party.

Section 13.4 Interpretation.

(a) Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect the interpretation of any of the terms or provisions of this Agreement.

(b) Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles, Sections, Annexes, Exhibits and Schedules refer to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (iii) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (iv) references to money refer to legal currency of the United States of America; (v) the word “including” shall mean “including, without limitation”; and (vi) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(c) Exhibits and Schedules. All Annexes, Exhibits and Schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. Any matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

(d) Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

(e) Time for Performance. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banks in Oklahoma City, Oklahoma are authorized or required to be closed. If any time period hereunder expires on, or the date for or deadline for performance of any obligations or delivery of any notice hereunder falls on, a day which is not a Business Day, unless otherwise provided for herein, then the date of expiration of any such time period, or the date for or deadline for performance of any such obligation or delivery of any such notice hereunder, shall be extended to the next Business Day.

Section 13.5 Governing Law. Except as set forth in Section 13.15, this Agreement shall be governed by and construed under the laws of the State of Texas, excluding any choice of law rules which may direct the application of the laws of another jurisdiction, with the exception of title and real property matters with respect to those Properties consisting of real property located in New Mexico, which shall be governed by the laws of the State of New Mexico (excluding any choice of law rules which may direct the application of the laws of another jurisdiction).

Section 13.6 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party.

Section 13.7 Like-Kind Exchange.

(a) Seller reserves the right, at or prior to the Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Properties associated therewith (the “Section 1031 Assets”), to a Qualified Intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v) (a “QI”) designated by Seller to accomplish the Closing, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. If Seller so elects, Seller may assign its rights to the Section 1031 Assets under this Agreement to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to any Section 1031 Assets to a QI and (ii) if such assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at the Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of such Like-Kind Exchange. Buyer shall cooperate with Seller in connection with such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

(b) Buyer shall have the right to request that Seller assign all or any portion of the Properties to a QI designated by Buyer in order for such QI to effect a Like-Kind Exchange for Buyer with respect to the Properties and other assets. Such an assignment of the Properties shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of such Like-Kind Exchange. Seller shall cooperate with Buyer in connection with the assignment of such Properties to effect such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.

Section 13.8 Entire Agreement. This Agreement, the Confidentiality Agreement and the Escrow Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

Section 13.9 Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EXCEPT FOR ANY THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 5.2(b), SECTION 5.10(d), OR ARTICLE X, EACH OF THE PARTIES EXPRESSLY WAIVES AND RELEASES, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE AND EXEMPLARY DAMAGES AND DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY WITH RESPECT TO ANY DISPUTE ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, THIS AGREEMENT, THE BREACH HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Except with respect to Sections 5.2(b), 5.10(d), Article X and Section 13.15, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies.

Section 13.11 Waiver. Except as set forth in Section 13.2, the failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

Section 13.12 Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and/or all capital letters satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

Section 13.13 Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

Section 13.14 Waiver of Jury Trial; Submission to Jurisdiction.

(a) SUBJECT TO THE PROVISIONS OF ARTICLE XI, THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).

(b) OTHER THAN AS SET FORTH IN SECTION 13.15, SUBJECT TO THE PROVISIONS OF ARTICLE XI, WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR OKLAHOMA COUNTY, OKLAHOMA OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA, AND OTHER THAN AS SET FORTH IN SECTION 13.15, HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION SHALL BE HEARD AND DETERMINED IN SUCH OKLAHOMA

STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSES OF LACK OF JURISDICTION, IMPROPER VENUE OR AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

Section 13.15 Certain Debt Provider Agreements. Seller agrees, on behalf of itself and its affiliates and equity holders (collectively, the “Seller Related Parties”), that the Debt Providers under the Debt Commitment Letter and their affiliates and equity holders and each of their successors and assigns (collectively, the “Financing Parties”) (i) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Seller Related Parties arising out of or relating to this Agreement, the Debt Financing or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by such Financing Parties with respect to the foregoing and (ii) are express third party beneficiaries of and shall be entitled to rely upon this Section 13.15, the last sentence of Section 12.3(f), Section 13.5 and Section 13.14. Without limiting the foregoing, Seller agrees on behalf of the Seller Related Parties that any action brought against any Financing Party by any Party shall (a) be governed by, and construed in accordance with, the laws of the State of New York, without reference to any other conflicts or choice of law principles thereof and (b) be brought exclusively in a Federal Court or a New York State Court sitting in the City of New York, Borough of Manhattan.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

SANDRIDGE EXPLORATION AND
PRODUCTION, LLC

By:	/s/ Matthew K. Grubb
Name:	Matthew K. Grubb
Title:	President and Chief Operating Officer

BUYER:

SHERIDAN HOLDING COMPANY II, LLC

By:	/s/ Lisa A. Stewart
Name:	Lisa A. Stewart
Title:	Chief Executive Officer and President

Signature Page to Purchase and Sale Agreement

ANNEX 1

INDEX OF DEFINED TERMS

Defined Term	Definition Location

10.2(a) Indemnity Cap	Section 10.3

AAA	Section 11.1(b)

Action	Section 13.14(a)

Affected Environmental Defect Properties	Section 5.6(b)(iii)

Affected Interest	Section 5.10(a)

Affected Pref Property	Section 5.9

Aggregate Indemnity Cap	Section 10.3

Agreement	preamble

Allocated Value	Section 2.3(a)

Alternate Debt Commitment Letter	Section 4.7(c)

Alternate Financing	Section 4.7(c)

Ancillary Agreement	Section 8.2(a)(vi)

Andrews County Field Office Lease	Section 8.2(a)(viii)

Applicable Consents	Section 5.10(a)

Applicable Contracts	Section 1.1(e)

Arbitrator	Section 11.1(b)

Assignment	Section 8.2(a)(ii)

Assumed Liabilities	Section 1.4

Audit Period	Section 9.2

Available Personnel	Section 4.3

Business Day	Section 13.4(e)

Buyer	preamble

Buyer Deliverables	Section 8.2(a)

Buyer Indemnified Parties	Section 10.2

Buyer’s Damages	Section 12.3(b)

Buyer’s Environmental Review	Section 5.2(a)

Buyer’s Hedge Gain	Section 12.3(a)

Buyer’s Hedge Loss	Section 12.3(b)

Buyer’s Hedges	Section 12.3(b)

Buyer’s Representative	Section 5.1(a)

Casualty Loss	Section 5.8

Casualty Loss Property	Section 5.8

Closeout Amount	Section 12.3(a)

Closing	Section 8.1(b)

Closing Amount	Section 8.1(a)

Closing Date	Section 8.1(b)

Closing Deadline	Section 12.1(a)

Code	Section 2.3(b)

Common Gathering System	Section 4.8

ANNEX 1 - Page 1

Defined Term	Definition Location

Confidentiality Agreement	Section 12.4

Conveyed Hydrocarbons	Section 1.1(d)

Cure Period	Section 5.4(c)

Debt Commitment Letter	Section 3.2(g)(i)

Debt Financing	Section 3.2(g)(i)

Debt Providers	Section 3.2(g)(i)

Defect Deadline	Section 5.1(a)

Defect Response Date	Section 5.4(b)

Defensible Title	Section 5.3(a)

Disputed Environmental Matter	Section 5.7

Disputed Matter	Section 5.7

Disputed Title Matter	Section 5.7

Drilling Location	Section 5.3(a)

ED Purchase Price Adjustment Amount	Section 5.6(c)

Effective Time	Section 1.3

Environmental Deductible	Section 5.6(d)

Environmental Defect	Section 5.3(g)

Environmental Defect Amount	Section 5.3(k)

Environmental Defect Property	Section 5.6(b)

Environmental Laws	Section 5.3(h)

Environmental Liabilities	Section 5.3(l)

Environmental Notice	Section 5.3(j)

Environmental Threshold	Section 5.6(d)

Escrow Agent	Section 2.1(b)

Escrow Agreement	Section 2.1(b)

Escrow Amount	Section 2.1(b)

Excluded Assets	Section 1.2

Execution Date	preamble

Fee Property	Section 1.1(c)

Final Settlement Date	Section 9.2

Final Settlement Statement	Section 9.2

Financing Affiliate	Section 3.2(g)(ii)

Financing Parties	Section 13.15

Gathering System Project	Section 4.8

Governmental Authorizations	Section 3.1(g)

Guaranties	Section 3.2(g)(iv)

HSR Act	Section 3.1(j)(ii)

Hydrocarbons	Section 1.1(d)

Imbalance	Section 2.2(a)(vi)

Included Title Defect Properties	Section 5.4(b)(ii)

Income Taxes	Section 6.1(b)

Indemnity Deductible	Section 10.3

Indemnity Threshold	Section 10.3

Interim Period	Section 4.1

Annex - Page 2

Defined Term	Definition Location

Lands	Section 1.1(a)

Laws	Section 3.1(i)

Leases	Section 1.1(a)

Liabilities	Section 10.1

Like-Kind Exchange	Section 13.7(a)

Listed Interest	Section 5.3(a)

Lowest Cost Response	Section 5.3(i)

Material Adverse Effect	Section 7.3

NORM	Section 3.2(d)

Party	preamble

Parties	preamble

Permits	Section 1.1(f)

Permitted Encumbrances	Section 5.3(b)

Phase 1 Activities	Section 5.2(a)

Preliminary Settlement Statement	Section 8.1(a)

Production Taxes	Section 6.1(c)

Productive Depths	Section 4.1(d)

Properties	Section 1.1

Property	Section 1.1

Purchase Price	Section 2.1(a)

QI	Section 13.7(a)

RCRA	Section 5.3(i)

RC Purchase Price Adjustment Amount	Section 5.10(c)

Records	Section 1.1(h)

Required Amount	Section 3.2(g)(ii)

Required Consents	Section 5.10(a)

Retained Property	Section 5.3(d)

Rights of Way	Section 1.1(f)

Rules	Section 11.1(b)

SandRidge Energy	Section 8.2(b)(iv)

SandRidge Holdings	Section 3.1(f)

Section 1031 Assets	Section 13.7(a)

Securities Act	Section 3.2(f)

Security Arrangements	Section 4.2

Seller	preamble

Seller Deliverables	Section 8.2(b)

Seller Indemnified Parties	Section 10.1

Seller Marks	Section 9.4

Seller Obligations	Section 4.2

Seller Related Parties	Section 13.15

Seller Taxes	Section 6.1(d)

Seller’s Damages	Section 12.3(a)

Seller’s Knowledge	Section 3.1

SOL Survival Period	Section 3.3(a)

Annex - Page 3

Defined Term	Definition Location

6 Month Survival Period	Section 3.3(a)

Stored Hydrocarbons	Section 2.2(a)(ii)

Subject Oil and Gas Interests	Section 1.1(b)

Subject Title Defect Property	Section 5.4(c)

Survival Period	Section 3.3(a)

Tangible Property	Section 1.1(g)

Tax or Taxes	Section 6.1(a)

Tax Return	Section 6.1(f)

TD Purchase Price Adjustment Amount	Section 5.4(c)

Title Benefit	Section 5.3(e)

Title Benefit Amount	Section 5.5(b)

Title Deductible	Section 5.4(d)

Title Defect	Section 5.3(a)

Title Defect Amount	Section 5.5(a)

Title Defect Property	Section 5.4(b)

Title Notice	Section 5.3(f)

Title Threshold	Section 5.4(d)

Transfer Taxes	Section 6.1(e)

Transition Agreement	Section 8.2(a)(vii)

Treasury Regulations	Section 2.3(b)

Trust Properties	Section 1.2(f)

Unit Interests	Section 1.1(a)

Wells	Section 1.1(b)

Annex - Page 4